UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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SLEEP NUMBER CORPORATION (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholders,

Sleep Number’s mission of improving lives by individualizing sleep experiences is at the core of our purpose-driven company. To date, we have improved the lives of more than eleven and a half million people. Our consumer innovation strategy translates directly to increased shareholder value. Over the past five years, our strategic consistency, profitable investments, and sleep innovations have generated total shareholder returns of 144% through March 1st, 2019.

We have prioritized approximately $500 million in investments since 2012 to strengthen our competitive advantages of proprietary sleep innovations, exclusive distribution, and lifelong customer relationships. These strategic choices contributed to a 16% return on invested capital for 2018, compared to our high single-digit weighted average cost of capital.

Our revolutionary Sleep Number 360® smart beds have disrupted the industry. With the only bed that delivers proven quality sleep, Sleep Number is at the intersection of sleep, technology and health trends. Consumer enthusiasm for our smart bed drove double-digit sales growth since we completed the transition of our product line in the back half of 2018. Record full-year results included:

●	Net sales increase of 6% to $1.53 billion, and

●	Earnings per diluted share increase of 24% to $1.92.

In 2019, we expect to generate earnings per diluted share of between $2.25 and $2.75, up 17% to 43% versus prior year.

Sleep Number 360 smart bed

Five years ago, we saw the potential of connected technology and incorporated biometric tracking into our Sleep Number® beds with SleepIQ® technology. Today, more than half of consumer households are interested in purchasing sleep tracking technology. Our 360® smart beds detect movement, sleep disturbances, and biometric changes, and then use that information to automatically adjust the bed’s firmness for each individual sleeper.

We are communicating the vital role that this life-changing sleep plays in overall wellness through our integrated marketing campaigns, storytelling, and social media. We are amplifying our purpose-driven brand through groundbreaking partnerships with the NFL, the NFL Players Association, and the Professional Football Athletic Trainers Society. Now, over 1,800 NFL players are sleeping on our 360 smart beds and experiencing the powerful link between quality sleep and their performance.

Lifelong customer relationships with our brand are another key competitive advantage that drives sustainable, profitable growth. With digital at the core of our smart beds, customers now interact with our brand daily. They can use their SleepIQ® score to understand how quality sleep impacts their day. This deep engagement leads to increased customer loyalty, which drives higher referrals and repeat sales.

Our integrated online and retail strategy highlights the science and value of our smart beds. Our exclusive distribution is also an important competitive advantage. With award-winning store design and interactive technology, our 580 Sleep Number® stores deliver a unique sales experience across all 50 states.

The 360 smart bed is creating leverage across our business. With our full line of smart beds in place, we expect the absence of transition costs to benefit 2019. The simpler bed design and streamlined operational processes drive efficiencies in manufacturing, logistics, and supply chain. The multi-year network evolution is improving assembly flow, reliability, and scale.

Looking Ahead

In many ways, we are just getting started with our 360 smart beds, which have tremendous potential to add increasing value to consumers’ well-being. Today, our smart bed’s SleepIQ® platform captures over 8.5 billion biometric data points every night and uses that data to deliver proven quality sleep. In the future, SleepIQ technology will likely enable customers to use their smart bed to better manage their health and wellness.

We are excited to be in a position of broader relevance in a changing consumer and competitive landscape. We expect our purpose-driven company, which is delivering life-changing sleep, to continue to generate top-tier shareholder returns over the long term.

Sleep well, dream big,

Shelly Ibach

Sleep Number® setting 40, average SleepIQ® score of 82

President and Chief Executive Officer

1001 Third Avenue South

Minneapolis, Minnesota 55404

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 15, 2019

TO THE SHAREHOLDERS OF SLEEP NUMBER CORPORATION:

Sleep Number Corporation will hold its Annual Meeting of Shareholders at 8:30 a.m. Central Time on Wednesday, May 15, 2019. The meeting will be conducted completely as a virtual meeting via the Internet at www.virtualshareholdermeeting.com/SNBR2019. The purposes of the meeting are to:

1.	Elect four persons to serve as Directors for three-year terms;

2.	Cast an advisory vote to approve executive compensation; and

3.	Cast an advisory vote to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2019 fiscal year ending December 28, 2019.

Shareholders of record at the close of business on March 20, 2019 will be entitled to vote at the meeting and any adjournments thereof. Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 15, 2019 meeting date. Your attention is directed to the Proxy Statement for a more complete statement of the matters to be considered at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 15, 2019: The Proxy Statement and Annual Report for the year ended December 29, 2018 and related materials are available at www.sleepnumber.com/investor-relations.

These materials were first sent or made available to our shareholders on April 2, 2019.

By Order of the Board of Directors,

Samuel R. Hellfeld
Senior Vice President,
Chief Legal and Risk Officer and Secretary

April 2, 2019
Minneapolis, Minnesota

As used in this Proxy Statement, the terms “we,” “us,” “our,” the “company” and “Sleep Number” mean Sleep Number Corporation and its subsidiaries and the term “common stock” means our common stock, par value $0.01 per share.

i

1001 Third Avenue South

Minneapolis, Minnesota 55404

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

May 15, 2019

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sleep Number Corporation for use at the 2019 Annual Meeting of Shareholders.

When is the Annual Meeting and how can I attend?

The Annual Meeting will be held at 8:30 a.m. Central Time on May 15, 2019. The meeting will be conducted completely as a virtual meeting via the Internet. Shareholders may attend the meeting and submit questions electronically during the meeting via live webcast by visiting the virtual meeting platform at www.virtualshareholdermeeting.com/SNBR2019. Shareholders will need the 16-digit control number included in Notice of Internet Availability of Proxy Materials, on the proxy card, or in the instructions that accompanied the proxy materials to enter the Annual Meeting. Shareholders may log into the virtual meeting platform beginning at 8:15 a.m. Central Time on May 15, 2019. The meeting will begin promptly at 8:30 a.m. Central Time on May 15, 2019.

Why is this Annual Meeting virtual?

We are utilizing technology to provide expanded access and participation, improved communication, and cost savings to benefit our shareholders and the company. Shareholders will be able to listen, vote, and submit questions from any remote location through the Internet. The virtual format for the Annual Meeting is also environmentally friendly and sustainable over the long-term.

What if I have technical difficulties during the meeting or trouble accessing the virtual Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.

Who is entitled to vote?

Shareholders of record at the close of business on March 20, 2019 (the “Record Date”) are entitled to vote at the meeting. As of the Record Date, there were 30,127,273 shares of common stock outstanding. Each share is entitled to one vote on each matter to be voted on at the Annual Meeting. Shareholders are not entitled to cumulative voting rights.

What is the difference between “Shareholders of Record” and “Beneficial Owners”?

If your shares are registered in your name in the records maintained by our stock transfer agent, you are a “Shareholder of Record.” If you are a Shareholder of Record, notice of the meeting was sent directly to you.

If your shares are held in the name of your bank, broker, nominee or other holder of record, your shares are held in “street name” and you are considered the “Beneficial Owner.” Notice of the meeting has been forwarded to you by your bank, broker, nominee or other holder of record, who is considered, with respect to those shares, the Shareholder of Record. As the Beneficial Owner, you have the right to direct your bank, broker, nominee or other holder of record how to vote your shares by using the voting instructions you received.

If you are a Beneficial Owner and you do not give instructions to the organization holding your shares, then that organization cannot vote your shares and the shares held by that organization will not be considered as present and will not be entitled to vote on any matter to be considered at the Annual Meeting.

How can I receive proxy materials?

We are furnishing proxy materials to our shareholders primarily via the Internet. On or about April 2, 2019, we will begin mailing to certain of our shareholders a Notice of Internet Availability of Proxy Materials (the “Shareholder Notice”), which includes instructions on (i) how to access our Proxy Statement and Annual Report on the Internet, (ii) how to request that a printed copy of these proxy materials be forwarded to you, and (iii) how to vote your shares. If you receive the Shareholder Notice, you will not receive a printed copy of the proxy materials unless you request a printed copy by following the instructions in the Shareholder Notice. All other shareholders will be sent the proxy materials by mail beginning on or about April 2, 2019.

Requests for printed copies of the proxy materials can be made by Internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com by sending a blank email with your control number in the subject line.

What does it mean if I receive more than one proxy card or Shareholder Notice?

If you received more than one proxy card or Shareholder Notice, it generally means you hold shares registered in more than one account. If you received a paper copy of the Proxy Statement and you choose to vote by mail, sign and return each proxy card. If you choose to vote by Internet or telephone, vote once for each proxy card and/or Shareholder Notice you receive. If you have received more than one Shareholder Notice, vote once for each Shareholder Notice that you receive.

What are shareholders being asked to vote on?

There are three items to be voted on at the meeting:

●	The election of four persons to serve as Directors for three-year terms;

●	An advisory vote to approve executive compensation; and

●	An advisory vote to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019.

What are my voting choices?

For proposal 1, the election of Directors, you may:

●	Vote in favor of all nominees;

●	Vote in favor of specific nominees and withhold a favorable vote for specific nominees; or

●	Withhold authority to vote for all nominees.

For each of proposal 2 (the advisory vote to approve executive compensation) and proposal 3 (the advisory vote to ratify the selection of independent auditors) you may:

●	Vote in favor of the proposal;

●	Vote against the proposal; or

●	Abstain from voting on the proposal.

How does the Board recommend that I vote?

Sleep Number’s Board unanimously recommends that you vote your shares:

●	“For” the election of each of the nominees for Director nominated herein by the Board of Sleep Number;

●	“For” the advisory vote to approve executive compensation; and

●	“For” the advisory vote to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019.

How are votes counted?

If you are a Shareholder of Record and grant a proxy by telephone or Internet without voting instructions, or sign and submit your proxy card without voting instructions, your shares will be voted “For” each Director nominee and “For” each of the other proposals outlined above in accordance with the recommendations of the Board.

Proxies marked “Withhold” on proposal 1 (election of Directors), or “Abstain” on proposal 2 (the advisory vote to approve executive compensation) or proposal 3 (the advisory vote to ratify the selection of independent auditors), will be counted in determining the total number of shares entitled to vote on such proposals and will have the effect of a vote “Against” a Director or a proposal.

If you are a Beneficial Owner and hold your shares in “street name,” such as through a bank, broker or other nominee, you generally cannot vote your shares directly and must instead instruct the broker how to vote your shares using the voting instruction form provided by the broker.

What is a Broker Non-Vote?

If a Beneficial Owner does not provide timely instructions, the broker will not have the authority to vote on any non-routine proposals at the Annual Meeting, which includes proposals 1 and 2. Brokers will have discretionary authority to vote on proposal 3 because the ratification of the appointment of independent auditors is considered a routine matter. If the broker votes on proposal 3 (the advisory vote to ratify the selection of independent auditors) but does not vote on another proposal because the broker does not have discretionary voting authority and has not received instructions from the Beneficial Owner, this results in a “broker non-vote” with respect to such other proposal(s).

Broker non-votes on a matter may be counted as present for purposes of establishing a quorum for the meeting but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally will have no effect on the outcome of the matter. However, if and to the extent that broker non-votes are required to establish the presence of a quorum at the Annual Meeting, then any broker non-votes will have the same effect as a vote “Withheld” or “Against” any matter that requires approval of a majority of the minimum number of shares required to constitute a quorum for the transaction of business at the Annual Meeting.

What is the vote required to approve each proposal?

Assuming that a quorum is present to vote on each of the proposals, proposals 1, 2, and 3 will require the affirmative vote of holders of a majority of the shares represented and entitled to vote in person or by proxy on such action.

Please note that each of proposals 2 and 3 are “advisory” votes, meaning that the shareholder votes on these items are for purposes of enabling shareholders to express their point of view or preference on these proposals, but are not binding on the company or its Board of Directors and do not require the company or its Board of Directors to take any particular action in response to the shareholder vote. The Board intends to consider fully the votes of our shareholders in the context of any further action with respect to these proposals.

What constitutes a “quorum,” or how many shares are required to be present to conduct business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote (i.e., at least 15,063,637 shares) will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of common stock represented by a properly signed and returned proxy card or properly voted by telephone or via the Internet will be counted as shares represented and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions and withhold votes (or is left blank) or reflects a “broker non-vote” on a matter.

How do I vote my shares?

If you are a Shareholder of Record as of the record date, you can vote your shares in any of the following ways:

●	Over the telephone by calling the toll-free number on the proxy card;

●	Over the Internet by following the instructions on the proxy card;

●	Through the mail – if you received a paper copy of the Proxy Statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided to be received by no later than May 13, 2019; or

●	Over the Internet during the 2019 annual meeting by going to www.virtualshareholdermeeting.com/SNBR2019 and using your 16-digit control number (included on the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials).

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly.

If you are a Beneficial Owner of shares held in “street name,” you must vote your shares in the manner prescribed by your bank, broker or other nominee. Your bank, broker or other nominee has provided notice by email or a printed voting instruction card for you to use in directing the bank, broker or nominee how to vote your shares. Telephone and Internet voting are also encouraged for Beneficial Owners who hold their shares in street name.

Beneficial Owners should be aware that brokers are not permitted to vote shares on non-routine matters, including the election of Directors or matters related to executive compensation, without instructions from the Beneficial Owner. As a result, brokers are not permitted to vote shares on proposal 1 (election of Directors) or proposal 2 (the advisory vote to approve executive compensation) without instructions from the Beneficial Owner. Therefore, Beneficial Owners are advised that if they do not timely provide instructions to their bank, broker or other holder of record with respect to proposals 1 or 2, their shares will not be voted in connection with any such proposal for which they do not provide instructions. Proposal 3 (the advisory vote to ratify the selection of independent auditors) is considered a routine matter and, as such, brokers will still be able to vote shares held in brokerage accounts with respect to proposal 3, even if they do not receive instructions from the Beneficial Owner.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares in time for our May 15, 2019 meeting date.

May I revoke a proxy and change my vote?

Yes. Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by:

●	Delivering written notice of revocation to the Corporate Secretary before 6:00 p.m., Eastern Daylight Time, on May 13, 2019;

●	Submitting to the Corporate Secretary before 6:00 p.m., Eastern Daylight Time, on May 13, 2019, a properly signed proxy card bearing a later date than the prior proxy card;

●	Voting again by Internet or telephone before 11:59 p.m., Eastern Daylight Time, on May 14, 2019; or

●	Participating in the Annual Meeting and voting your shares electronically during the Annual Meeting. Participation in the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.

Can I receive future proxy materials electronically?

Yes. If you are a Shareholder of Record and you received a paper copy of the proxy materials, you may elect to receive future Proxy Statements and annual reports online as described in the next paragraph. If you elect this feature, you will receive an email message notifying you when the materials are available, along with a web address for viewing the materials. If you received this Proxy Statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.

Whether you are a Shareholder of Record or a Beneficial Owner holding shares through a bank or broker, you can enroll for future electronic delivery of Proxy Statements and annual reports by following these steps:

●	Go to our website at www.sleepnumber.com;

●	In the Investor Relations section, click on Electronic Fulfillment;

●	Click on the check-marked box next to the statement “Shareholders can register for electronic delivery of proxy-related materials.”; and

●	Follow the prompts to submit your request to receive proxy materials electronically.

You may view this year’s proxy materials at www.proxyvote.com. Generally, banks and brokers offering this choice require that shareholders vote through the Internet in order to enroll. Beneficial Owners whose bank or broker is not included in this website are encouraged to contact their bank or broker and ask about the availability of electronic delivery. As is customary with Internet usage, the user must pay all access fees and telephone charges.

What are the costs and benefits of electronic delivery of Annual Meeting materials?

There is no cost to you for electronic delivery of annual meeting materials. You may incur the usual expenses associated with Internet access as charged by your Internet service provider. Electronic delivery ensures quicker delivery, allows you to view or print the materials at your computer and makes it convenient to vote your shares online. Electronic delivery also conserves natural resources and saves the company printing, postage and processing costs.

Who bears the proxy solicitation costs?

The proxies being solicited hereby are being solicited by the Board of Directors of the company. The cost of preparing and mailing the notice of Annual Meeting, this Proxy Statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the company. The company may solicit proxies by mail, Internet (including by email, Twitter, the use of our investor relations website and other online channels of communication), telephone, facsimile and other electronic channels of communication, town hall meetings, personal interviews, press releases, and press interviews. Our Directors, officers and regular team members may, without compensation other than their regular compensation and the reimbursement of expenses, solicit proxies by telephone or personal conversation. In addition, we may reimburse brokerage firms and others for their reasonable and documented expenses incurred in connection with forwarding proxy materials to the Beneficial Owners of our common stock.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of Sleep Number common stock as of February 23, 2019 (unless another date is indicated) by (a) each Director, each nominee for Director recommended by our Board and each executive officer named in the Summary Compensation Table on page 51 of this Proxy Statement, (b) all Directors and executive officers as a group and (c) each person known by us to be the Beneficial Owner of more than 5% of Sleep Number common stock.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)(3)	Percent of Class
Common Stock	Daniel I. Alegre	24,965	*
Common Stock	Andrea L. Bloomquist	121,580	*
Common Stock	Kevin K. Brown	47,482	*
Common Stock	David R. Callen	75,792	*
Common Stock	Andrew P. Carlin	75,303	*
Common Stock	Stephen L. Gulis, Jr. (4)	89,118	*
Common Stock	Michael J. Harrison (4)	47,435	*
Common Stock	Shelly R. Ibach	449,880	1.5%
Common Stock	Deborah L. Kilpatrick, Ph.D.	1,376	*
Common Stock	Brenda J. Lauderback (4)	47,490	*
Common Stock	Barbara R. Matas (4)	16,766	*
Common Stock	Kathleen L. Nedorostek (4)	43,965	*
Common Stock	Vicki A. O’Meara	9,845	*
Common Stock	Michael A. Peel (4)	112,898	*
Common Stock	Jean-Michel Valette	281,486	*
Common Stock	All directors and executive officers as a group (20 persons) (5)	1,749,142	5.6%
Common Stock	BlackRock, Inc. (6) 55 East 52nd Street New York, New York 10055	4,772,079	15.7%
Common Stock	Disciplined Growth Investors, Inc. (7) 150 South Fifth Street, Suite 2550 Minneapolis, Minnesota 55402	3,603,954	11.9%
Common Stock	The Vanguard Group, Inc. (8) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,394,508	11.2%
Common Stock	Vulcan Value Partners, LLC (9) 2801 Highway 280 South, Suite 300 Birmingham, Alabama 35223	2,716,036	9.0%
Common Stock	Dimensional Fund Advisors LP (10) 6300 Bee Cave Road, Building One Austin, Texas 78746	1,755,694	5.8%

* Less than 1% of the outstanding shares.

(1)	The business address for each of the Directors and executive officers of the company is c/o Sleep Number Corporation, 1001 Third Avenue South, Minneapolis, Minnesota 55404.

(2)	The shares shown include the following shares that Directors and executive officers have the right to acquire within 60 days through the exercise of stock options: Mr. Alegre (11,357 shares); Ms. Bloomquist (57,425 shares); Mr. Brown (26,750 shares); Mr. Callen (33,538 shares); Mr. Carlin (19,300 shares); Mr. Gulis (22,232 shares); Mr. Harrison (14,826 shares); Ms. Ibach (261,834 shares); Ms. Lauderback (17,232 shares); Ms. Matas (4,122 shares); Ms. Nedorostek (17,232 shares); Ms. O’Meara (4,122 shares); Mr. Peel (21,732 shares); and Mr. Valette (22,232 shares).

(3)	The shares shown include the following shares that executive officers have the right to acquire within 60 days through the vesting of restricted stock units: Mr. Carlin (18,880 shares); and through the vesting of performance restricted stock units: Ms. Bloomquist (14,449); Mr. Brown (10,837); Mr. Callen (14,449); Mr. Carlin (14,449); and Ms. Ibach (75,862).

(4)	The Amended and Restated 2010 Omnibus Plan (the Plan) permits non-employee Directors to receive Director fees in the form of common stock in lieu of cash, and to defer receipt of such shares. In addition, the Plan permits non-employee Directors to defer receipt of shares of the company’s common stock under an Incentive Award granted under the Plan (referred to as Restricted Stock Units or RSUs). The Directors are entitled to the deferred shares and fully-vested RSUs upon the earlier of an elected date or separation of service from the company. Mr. Gulis’s amount includes 49,746 shares that were deferred in lieu of Director fees and 17,140 RSUs that were deferred. Mr. Harrison’s amount includes 2,345 shares that were deferred in lieu of Director fees and 6,719 RSUs that were deferred. Ms. Lauderback’s amount includes 9,255 RSUs that were deferred. Ms. Matas’ amount includes 6,921 shares that were deferred in lieu of Director fees and 3,852 RSUs that were deferred. Ms. Nedorostek’s amount includes 14,593 shares that were deferred in lieu of Director fees. Mr. Peel’s amount includes 10,929 RSUs that were deferred.

(5)	Includes an aggregate of 640,305 shares that Directors and executive officers as a group have the right to acquire within 60 days through the exercise of stock options. Includes an aggregate of 184,776 shares held under performance restricted stock units that have not vested and 19,090 shares that Directors and executive officers as a group have the right to acquire within 60 days through the vesting of restricted stock units. Also includes 73,606 shares that were deferred by non-employee Directors in lieu of Director fees and 121,470 RSUs that were deferred by executive officers and non-employee Directors.

(6)	BlackRock, Inc. reported in a Schedule 13G filed with the Securities and Exchange Commission on January 31, 2019 that as of December 31, 2018 it beneficially owned 4,772,079 shares of Common Stock of Sleep Number Corporation, had sole power to vote or to direct the vote with respect to 4,689,434 shares and sole dispositive power with respect to 4,772,079 shares.

(7)	Disciplined Growth Investors, Inc. reported in a Schedule 13F filed with the Securities and Exchange Commission on February 13, 2019 that as of December 31, 2018 it beneficially owned 3,603,954 shares of Common Stock of Sleep Number Corporation, had sole dispositive power with respect to 3,603,954 shares, sole power to vote or to direct the vote with respect to 2,994,791 shares and no voting power with respect to 609,163 shares.

(8)	The Vanguard Group, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2019 that as of December 31, 2018 it beneficially owned 3,394,508 shares of Common Stock of Sleep Number Corporation, had sole power to vote or to direct the vote with respect to 68,190 shares, shared power to vote or to direct the vote with respect to 6,230 shares, shared dispositive power with respect to 70,650 shares and sole dispositive power with respect to 3,323,858 shares.

(9)	Vulcan Value Partners, LLC reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2019 that as of December 31, 2018 it beneficially owned 2,716,036 shares of Common Stock of Sleep Number Corporation, had sole power to vote or to direct the vote with respect to 2,675,030 shares and sole dispositive power with respect to 2,716,036 shares.

(10)	Dimensional Fund Advisors LP reported in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2019 that as of December 31, 2018 it beneficially owned 1,755,694 shares of Common Stock of Sleep Number Corporation, had sole power to vote or to direct the vote with respect to 1,627,375 shares and sole dispositive power with respect to 1,755,694 shares.

ELECTION OF DIRECTORS

(Proposal 1)

Nomination

Article XIV of our Third Restated Articles of Incorporation provides that the number of Directors must be at least one but not more than 12 and must be divided into three classes as nearly equal in number as possible. The exact number of Directors is determined from time-to-time by the Board of Directors. The term of each class is three years and the term of one class expires each year in rotation.

Immediately prior to the 2019 Annual Meeting, our Board will consist of 11 members, four of which will be up for election at the 2019 Annual Meeting. The Board has nominated Michael J. Harrison, Shelly R. Ibach, Deborah L. Kilpatrick, Ph.D., and Barbara R. Matas for election to the Board, each for a term of three years expiring at the 2022 Annual Meeting, or until their successors are elected and qualified. Mr. Harrison, Ms. Ibach, Ms. Kilpatrick and Ms. Matas have each consented to being named as a nominee in this Proxy Statement and to serve as a Director if elected. Mr. Harrison has served on our Board since 2011; Ms. Ibach has served on our Board since 2012; Ms. Kilpatrick has served on our Board since 2018; and Ms. Matas has served on our Board since 2016. As previously announced, in light of her increasing professional commitments, Vicki O’Meara will be retiring from the Board following the Annual Meeting. The Company thanks Ms. O’Meara for her service and dedication during her tenure as a member of the Board.

Vote Required

The election of each nominee for Director requires the affirmative vote of a majority of the shares represented and entitled to vote on the election of Directors at the Annual Meeting. Any broker non-votes on the election of each nominee for Director will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether the Director has been elected.

Board Recommendation

The Board recommends a vote “For” the election of each of Mr. Harrison, Ms. Ibach, Ms. Kilpatrick and Ms. Matas. In the absence of other instructions, properly signed and delivered proxies will be voted “For” the election of each of these nominees.

If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for such fewer number of nominees as results from the inability of any such nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

Information about the Board’s Nominees and Other Directors

The following table provides information as of the date of this Proxy Statement about each individual serving as a Director of our company and each individual nominated by the Board to serve as a Director. Each Director or Nominee has furnished the information included below that relates to his or her respective age, principal occupation and business experience, as well as the names of other boards on which he or she currently serves as a Director or has served in the past. In addition, the table below highlights the relevant experience, qualifications, attributes and skills that led our Board to conclude that each Director or nominee is qualified to serve as a Director of our company.

Name and Age of Nominee and/or Director	Principal Occupation, Business Experience and Directorships of Other Companies	Director Since
Nominees for election this year to three-year terms expiring in 2022:

Michael J. Harrison Age 58

Occupation: Board Director since January 2016, and previously interim CEO from March 2014 to May 2015, of OOFOS, Inc., the pioneer in the emerging global category of recovery footwear for athletes; President & Chief Operating Officer of Grand Circle Corporation, a leading overseas travel company serving U.S. travelers age 50+, from August 2016 through January 2017; Board Director of Totes Isotoner Corporation, a leading global marketer of umbrellas, gloves, rainwear, slippers and other weather-related accessories from December 2014 to August 2016; Previously Chief Brand Officer for The Timberland Company, a leading brand of outdoor footwear, apparel and gear from July 2009 through November 2012; Prior to 2009, Mr. Harrison held various senior leadership roles at Timberland and Procter & Gamble Co., including positions with significant responsibility for international marketing, global operations and business development.

2011

Qualifications: Mr. Harrison brings 30 years of business acumen to our Board from his senior executive experience in marketing, product design and development, retailing and international management with leading consumer brands.

Other Company Boards (privately held): Current: OOFOS, Inc. Prior: Totes/Isotoner Corporation

Name and Age of Nominee and/or Director	Principal Occupation, Business Experience and Directorships of Other Companies	Director Since

Shelly R. Ibach Age 59	Occupation: President and Chief Executive Officer of Sleep Number Corporation since June 2012; Executive Vice President and Chief Operating Officer from June 2011 to June 2012; Executive Vice President, Sales & Merchandising from October 2008 to June 2011; Previously held various senior executive operations and merchandising roles at Macy’s, Inc. and the Department Store Division at Target Corporation for more than 25 years.	2012

	Qualifications: Ms. Ibach brings leadership, experience and perspective as Sleep Number’s President and CEO along with a dedication to sustainable, long-term growth and shareholder value. Ms. Ibach brings an intimate knowledge of our customer, culture, strategy, product, marketing, operations and competitive environment gained during 12 years in executive management with the company. Ms. Ibach also brings more than two decades of retail experience with P&L oversight, brand and product development and customer-focused leadership experience with prominent national retailers.

Deborah L. Kilpatrick, Ph.D. Age 51	Occupation: Chief Executive Officer of Evidation Health, Inc., a digital health company, since 2014; Vice President of Market Development and Chief Commercial Officer of CardioDx, a genomic diagnostics company from 2006 to 2014 with responsibility for sales, marketing, and reimbursement from insurers; Held multiple leadership roles at Guidant Corporation, a medical device company, from 1998 to 2006 (acquired by Boston Scientific), including Research Fellow, Director of R&D, and Director of New Ventures in the Vascular Intervention Division; Serves on the College of Engineering Advisory Boards for Georgia Tech and the California Polytechnic State University, and is a Fellow of the American Institute of Medical and Biological Engineering; Holds multiple patents in medical device technologies and drug delivery devices; Advises multiple venture capital funds and privately-held startup companies in the digital health and health care sectors.	2018

Name and Age of Nominee and/or Director	Principal Occupation, Business Experience and Directorships of Other Companies	Director Since

	Qualifications: Ms. Kilpatrick brings to our Board substantial expertise and experience in the development and commercialization of digital health products, and a track record of successful product innovation to transform health care with big data in the genomic and digital era. With her deep understanding of digital health opportunities and passion for our sleep innovations, Ms. Kilpatrick’s appointment to our Board supports our strategy of improving lives through individualizing sleep experiences and advancement of our SleepIQ technology platform.

	Other Company Boards (privately held): Current: Evidation Health, Inc.; NextGen Jane, Inc.

Barbara R. Matas Age 59	Occupation: Former Managing Director and Chairman, Leveraged Finance, Citigroup Global Markets, Inc. from 2013 to 2016, and co-head from 2006 to 2013; From 1985 to 2006 Ms. Matas held various leadership positions in leveraged finance and high yield capital markets at Citicorp, Salomon Brothers and Citigroup; Ms. Matas began her career as an auditor at Touche Ross & Co.	2016

	Qualifications: Ms. Matas brings to our board substantial expertise in capital structure and financial strategy gained through more than 30 years of professional experience in advising boards and management teams on capital markets, capital structure and risk assessment and management.

	Other Public Company Boards: Current: Apollo Investment Corporation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE

Name and Age of Nominee and/or Director	Principal Occupation, Business Experience and Directorships of Other Companies	Director Since

Directors not standing for election this year whose terms expire in 2020:

Kathleen L. Nedorostek Age 66	Occupation: Former Global CEO of Nine West Group, a division of Nine West Holdings, Inc., a leading global designer, marketer and wholesaler of brands in apparel, footwear and accessories from April 2014 to September 2014; Group President, Global Footwear and Accessories at The Jones Group from October 2012 until April 2014; President of the North American Wholesale and Global Licensing divisions of Coach Inc. from 2003 to 2012.	2011

	Qualifications: Ms. Nedorostek provides our Board with significant experience leading high-end, multi-national branded consumer products companies with both manufacturing and retail operations. Her experience includes strategic planning for global businesses, P&L oversight, organizational strategy and change management, product design, global licensing and distribution, brand marketing and real estate.

Vicki A. O’Meara Age 61	Occupation: Executive Chairman and Board Chair, AdSwerve, Inc., a marketing technology company, since 2018; Former Chief Executive Officer, Analytics Pros, Inc., a digital analytics consultancy, from 2014 to 2018; Executive Vice President of Pitney Bowes, Inc. and President of Pitney Bowes Service Solutions with responsibility for global document management, marketing services and e-commerce units from 2010 to 2013; Previously served for over 10 years in various senior management positions at Ryder Systems, Inc., including as head of Ryder’s U.S. Supply Chain Solutions business from 2005 to 2007; Ms. O’Meara’s career began as an attorney and Army Captain, and she served in several senior federal government positions.	2016

	Qualifications: Ms. O’Meara brings to our Board extensive global leadership and operational experience in a variety of functional areas relevant to our business and strategic direction, including supply chain, digital analytics, marketing, corporate governance, environmental health and safety and government affairs. Ms. O’Meara also brings experience from prior service on two public company boards.

Name and Age of Nominee and/or Director	Principal Occupation, Business Experience and Directorships of Other Companies	Director Since

	Other Company Boards: Current: State Farm Mutual Automobile Insurance Company (privately held mutual company) Prior: Health Management Associates, Inc. and Laidlaw, Inc.

Michael A. Peel Age 69	Occupation: Currently serves as Senior Advisor to the leadership advisory firm ghSMART and is Managing Partner of Peel Global Advisory, LLC; Previously served as a Senior Officer of Yale University from October 2008 until his retirement in July 2017, including most recently as Chief Human Resources and Administration Officer; Prior to joining Yale, Mr. Peel spent 17 years as a member of the top management team at General Mills, Inc., a manufacturer and marketer of consumer food products, including serving as Executive Vice President of Human Resources & Global Business Services; Also, Mr. Peel had 14 years of experience at PepsiCo, Inc., including serving as Chief Human Resources Officer for two of its largest operating divisions, PepsiCo Worldwide Foods and Pepsi-Cola Bottling Group.	2003

	Qualifications: Mr. Peel is a widely recognized Human Resources expert with extensive experience in large, consumer-oriented and publicly traded companies. He has extensive international operating and merger/acquisition/joint venture experience. He provides our Board with senior level perspective on organizational effectiveness, talent development, change management, succession planning, and executive compensation.

	Other Public Company Boards: Current: Pier 1 Imports, Inc.

Name and Age of Nominee and/or Director	Principal Occupation, Business Experience and Directorships of Other Companies	Director Since

Jean-Michel Valette Age 58	Occupation: Chairman of our Board since May 2010; Independent adviser to branded consumer companies; Currently serves as Lead Director of The Boston Beer Company and as a Director of Intertek Group plc; Served as Chairman of the Board of Directors of Peet’s Coffee and Tea, Inc. from January 2004 to October 2012; Also served as non-executive Chairman of the Robert Mondavi Winery from April 2005 to October 2006 and was its Managing Director from October 2004 to April 2005; Head of Branded Consumer Equity Research and Branded Consumer Venture Capital Investments at Hambrecht & Quist LLC, an investment banking firm, during the 1980s and 1990s.	1994

	Qualifications: Mr. Valette provides our Board with significant, relevant leadership and a proven track record of significant long-term shareholder value creation with multiple successful branded consumer growth companies as well as valuable perspective in guiding the company on strategy, financial performance and corporate governance practices.

Other Public Company Boards:
Current:	Lead Director of The Boston Beer Company
Non-Executive Director, Intertek Group plc
Prior:	Peet’s Coffee and Tea, Inc., Golden State Vintners

Directors not standing for election this year whose terms expire in 2021:

Daniel I. Alegre Age 50	Occupation: President of Google Retail, Shopping and Payments since August, 2017; Held various roles at Google, Inc. since 2004, including President of Global Partnerships, as well as President of Asia Pacific and Japan, overseeing all regional operations, and Vice President of Latin American and Asia Pacific Business Development; Previously, Mr. Alegre was Vice President at Bertelsmann, responsible for business development of its ecommerce division.

Name and Age of Nominee and/or Director	Principal Occupation, Business Experience and Directorships of Other Companies	Director Since

	Qualifications: Mr. Alegre provides our Board with valuable insight into mobile and technology platforms, digital brand building and advertising, and e-commerce deployment and strategy, as well as extensive leadership in global operations and expansion, partner management and business development in technology and mass media industries.

Stephen L. Gulis, Jr. Age 61	Occupation: Retired Executive Vice President and President of Global Operations for Wolverine World Wide, Inc. (WWW), a global marketer of branded footwear, apparel and accessories, a position he held from October 2007 until July 2008; Executive Vice President, CFO and Treasurer of WWW from April 1996 until October 2007.	2005
	Qualifications: Mr. Gulis provides our Board with extensive experience as a senior executive of a publicly traded consumer products company, including as a chief financial officer and treasurer with responsibility for capital stewardship and cash management, significant M&A activity and broad oversight of financial reporting and controls. Mr. Gulis also brings expertise in risk management, implementation of enterprise technology platforms, global operations, human resources and product sourcing and quality directives.

	Other Public Company Boards: Current: Independent Bank Corporation Prior: Meritage Hospitality

Brenda J. Lauderback Age 68	Occupation: Former President of the Retail and Wholesale Group for the Nine West Group, Inc., a designer and marketer of women’s footwear and accessories, from May 1995 until January 1998; Previous roles include President of Wholesale and Manufacturing for US Shoe Corporation and more than 18 years in senior merchandising roles at the Department Store Division of Target Corporation.	2004

Name and Age of Nominee and/or Director	Principal Occupation, Business Experience and Directorships of Other Companies	Director Since

Qualifications: Ms. Lauderback provides our Board extensive leadership in merchandising, marketing, product development and design and manufacturing at prominent national wholesale and retail companies. Her breadth of experience as a Director on several other publicly traded company boards also provides our Board with significant insight into leading practices in executive compensation and corporate governance. Ms. Lauderback is a National Association of Corporate Directors (NACD) Board Leadership Fellow, having completed NACD’s comprehensive program of study for Directors and corporate governance professionals. She supplements her skill sets through ongoing engagement with the Director community, and access to leading practices. Ms. Lauderback was selected as one of the top 100 Directors by NACD in 2017.

Other Public Company Boards: Current: Denny’s Corporation and Wolverine World Wide, Inc. Prior: Big Lots, Inc., Louisiana-Pacific Corporation, Irwin Financial Corporation, Jostens Corporation

Corporate Governance

Information about the Board of Directors and its Committees

The Board of Directors has determined that each of the following Directors who served as a member of our Board during any part of fiscal 2018 is an “independent Director” as defined by applicable rules of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”):

Daniel I. Alegre	Stephen L. Gulis, Jr.	Michael J. Harrison
Deborah L. Kilpatrick, Ph.D.	Brenda J. Lauderback	Barbara R. Matas
Kathleen L. Nedorostek	Vicki A. O’Meara	Michael A. Peel
Jean-Michel Valette

The Board maintains three standing committees, including an Audit Committee, a Management Development and Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees of the Board has a charter and each of these charters is included in the investor relations section of the company’s website at http://www.sleepnumber.com/sn/en/investor-relations. The information contained in or connected to our website is not incorporated by reference into or considered a part of this Proxy Statement.

The current members of each of the Board committees are identified in the table below.

Director	Audit Committee	Management Development and Compensation Committee	Corporate Governance and Nominating Committee

Daniel I. Alegre		X
Stephen L. Gulis, Jr.	X		X
Michael J. Harrison		X	X
Deborah L. Kilpatrick, Ph.D.	X
Brenda J. Lauderback		Chair
Barbara R. Matas	Chair
Kathleen L. Nedorostek		X	X
Vicki A. O’Meara	X
Michael A. Peel			Chair
Jean-Michel Valette*

*In his capacity as non-executive Chairman of the Board, Mr. Valette generally attends all committee meetings.

The Board has determined that each Director serving on a committee meets the independence and other requirements applicable to such committee prescribed by applicable rules and regulations of the Nasdaq Stock Market, the SEC and the Internal Revenue Service.

The Board of Directors has further determined that two current members of the Audit Committee, Stephen L. Gulis, Jr. and Barbara R. Matas, meet the definition of “audit committee financial expert” under rules and regulations of the SEC and meet the qualifications of “financial sophistication” under the Marketplace Rules of the Nasdaq Stock Market. These designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters are disclosure requirements of the SEC and the Nasdaq Stock Market and do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of our Audit Committee or of our Board of Directors.

The Board of Directors met in person or by telephone conference five times during 2018. The Audit Committee met in person or by telephone conference eight times during 2018. The Management Development and Compensation Committee met in person or by telephone conference five times during 2018. The Corporate Governance and Nominating Committee met in person or by telephone conference seven times during 2018. Each of the members of our Board of Directors serving in 2018 attended 75% or more of all meetings of the Board and committees on which they served during fiscal 2018.

Audit Committee. The Audit Committee is comprised entirely of independent Directors, currently including Barbara R. Matas (Chair), Stephen L. Gulis, Jr., Deborah L. Kilpatrick, Ph.D. and Vicki A. O’Meara. The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities relating to accounting, auditing, operating and reporting practices of our company. The Audit Committee is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, systems of internal controls regarding financial matters and legal, ethical and regulatory compliance. The responsibilities and functions of the Audit Committee are further described in the Audit Committee Report beginning on page 65 of this Proxy Statement.

Management Development and Compensation Committee. The Management Development and Compensation Committee is comprised entirely of independent Directors, currently including Brenda J. Lauderback (Chair), Daniel I. Alegre, Michael J. Harrison and Kathleen L. Nedorostek. The principal function of the Committee is to discharge the responsibilities of the Board relating to executive compensation and development of current and future leadership resources.

The responsibilities and functions of the Management Development and Compensation Committee, as well as its processes and procedures for consideration and determination of executive and Director compensation, are further described in the Compensation Discussion and Analysis beginning on page 30 of this Proxy Statement.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised entirely of independent Directors, currently including Michael A. Peel (Chair), Stephen L. Gulis, Jr., Michael J. Harrison and Kathleen L. Nedorostek. The primary functions of the Corporate Governance and Nominating Committee are to develop and recommend to the Board corporate governance principles to govern the Board, its committees, and our executive officers and team members in the conduct of the business and affairs of our company; to identify and recommend to the Board individuals qualified to become members of the Board and its committees; and to develop and oversee the annual Board and Board committee evaluation process.

Board Leadership Structure

Our Board is currently comprised of 10 independent Directors and one executive Director, Shelly R. Ibach, who has served as our President and Chief Executive Officer since June 2012. Since February 2008, the Board has determined to separate the positions of Chairman of the Board and Chief Executive Officer. Based on its ongoing review of best practices in corporate governance, and to enable the President and Chief Executive Officer to focus all of her time and energy in leadership of the day-to-day operations of the company and its growth and profitability initiatives, the Board continues to believe it is best for the company to separate these positions. Jean-Michel Valette, an independent Director, has served as Chairman of the Board since May 2010.

Consistent with the company’s Corporate Governance Principles, the Board retains the right to review this determination and to either continue to maintain these positions as separated positions or to combine the positions, as the Board determines to be in the best interests of the company at the time. Under the company’s Corporate Governance Principles, during any period in which the positions of Chairman of the Board and Chief Executive Officer are combined, the Board would appoint a Lead Director from among the independent members of the Board, who would have certain Board leadership responsibilities specified in our Corporate Governance Principles.

Board Role in Risk Oversight

Our Board is responsible for overseeing the company’s policies and practices with respect to risk assessment and risk management and has delegated to the Audit Committee the responsibility of assisting the Board in fulfilling this role. Among its duties and processes, the Audit Committee (a) reviews and discusses with management the company’s policies and practices with respect to risk assessment and risk management; (b) oversees the company’s internal audit function and processes; (c) establishes and oversees procedures for receiving and addressing complaints regarding accounting, internal controls or auditing matters; (d) reviews legal compliance and other legal matters with the company’s counsel; and (e) reports to the full Board with respect to matters within its area of responsibility.

The Audit Committee oversees the company’s internal audit function, which is responsible for undertaking an annual risk assessment process and reporting to the Audit Committee with respect to this assessment and related risk management strategies. The Audit Committee reviews and approves, at least annually, the company’s internal audit plan and receives quarterly reports with respect to the results of internal audits. The leader of the company’s internal audit function reports directly to the Audit Committee with respect to internal audit matters, and the Audit Committee has authority to review and approve the appointment, replacement or dismissal of the leader of this function. The leader of the internal audit function meets regularly in executive session with the Audit Committee without any other members of the company’s management team present.

In addition to the Audit Committee’s role, each of the other committees considers risks within its respective areas of responsibility. We believe our current Board leadership structure helps ensure proper risk oversight, based on the allocation of duties among committees and the role of our independent Directors in risk oversight.

Director Nominations Process

The Corporate Governance and Nominating Committee (the “CGNC”) administers the process for nominating candidates to serve on our Board of Directors. The CGNC recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at our Annual Meeting.

Consistent with the company’s Corporate Governance Principles, the CGNC periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board and the strategic direction of the company.

The Board has established selection criteria to be applied by the CGNC and by the full Board in evaluating candidates for election to the Board. These criteria include general characteristics, areas of specific expertise and experience, and considerations of diversity. The general characteristics include:

●	Independence;

●	Integrity;

●	A proven record of accomplishment and sound judgment in areas relevant to our business;

●	Belief in and passion for our mission and vision;

●	The ability to bring strategic and innovative insights to the discussion and challenge and stimulate management;

●	Willingness to both speak one’s mind and consider divergent ideas and opinions;

●	Understanding of, and ability to commit sufficient time to, Board responsibilities and duties; and

●	Subject matter expertise.

The specific areas of expertise and experience sought by the CGNC and the Board from time to time will vary depending on the composition of the Board and the strategic direction of the company, but will generally include CEO experience, executive level experience with analogous businesses and industries, and functional expertise relevant to the strategic direction of the company or the needs of the committees of the Board.

The Director nomination process specifically includes consideration of diversity, such as diversity of age, gender, race and national origin, educational and professional experience and differences in viewpoints. The company does not have a formal policy with respect to diversity. However, the CGNC considers Director candidates in the context of the Board’s overall composition, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the company’s current and expected future needs. In addition, the CGNC also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. Currently, six of our 11 Directors are women.

The CGNC reviews these selection criteria and the overall Director nomination process at least annually in connection with the nomination of Directors for election at the company’s annual meeting for consistency with best practices in corporate governance and effectiveness in meeting the needs of the Board from time-to-time.

The CGNC may use a variety of methods for identifying potential nominees for election to the Board, including consideration of candidates recommended by Directors, officers or shareholders of the company. The CGNC also has the authority under its charter to engage professional search firms or other advisors to assist the CGNC in identifying candidates for election to the Board, or to otherwise assist the CGNC in fulfilling its responsibilities.

Shareholder nominations of candidates for membership on the Board submitted in accordance with the terms of our Bylaws will be reviewed and evaluated by the CGNC in the same manner as for any other nominations. Any shareholder who wishes the CGNC to consider a candidate should submit a written request and related information to our Corporate Secretary. Under our Bylaws, if a shareholder intends to nominate a person for election to the Board of Directors at a shareholder meeting, the shareholder is required to give written notice of the proposed nomination to the Corporate Secretary at least 120 days prior to the first anniversary of the date that the company first released or mailed its proxy materials to shareholders in connection with the preceding year’s regular or annual meeting. The shareholder’s notice must include, for each nominee whom the shareholder proposes to nominate for election as a Director: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the company that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. The shareholder’s notice must also include: (i) the name and address of the nominating shareholder, as they appear on the company’s books, and (ii) the class and number of shares of the company that are owned beneficially and of record by the shareholder. The shareholder’s notice must also be accompanied by the proposed nominee’s signed consent to serve as a Director of the company.

Shareholder Engagement

Our Board of Directors and management team maintain a deep commitment to strong corporate governance. Engagement with, and accountability to, our shareholders are cornerstones of this commitment. Accordingly, we maintain an active shareholder engagement program that facilitates channels of communication and aims to foster relationships with our shareholders to drive sustainable, long-term growth and shareholder value. As part of our engagement program, members of our management team and the Chairman of the Board of Directors regularly meet with shareholders, in-person or by phone, to discuss strategy, governance, pay for performance orientation, and other matters of shareholder interest. Our ongoing shareholder engagement and commitment to long-term value creation will continue to inform the Board of Director’s deliberations in 2019 and beyond.

Shareholders may communicate with the Board of Directors, its Committees or any individual member of the Board of Directors by sending a written communication to our Corporate Secretary at 1001 Third Avenue South, Minneapolis, MN 55404. The Corporate Secretary will promptly forward any communication so received to the Board, any Committee of the Board or any individual Board member specifically addressed in the communication. In addition, if any shareholder or other person has a concern regarding any accounting, internal control or auditing matter, the matter may be brought to the attention of the Audit Committee, confidentially and anonymously, by calling 1-800-835-5870, inserting the I.D. Code of AUDIT (28348) and following the prompts from the recorded message. The company reserves the right to revise or make exceptions to this policy in the event that the process is abused, becomes unworkable or otherwise does not efficiently serve the purposes of the policy.

Policy Regarding Director Attendance at Annual Meeting

Our policy is to require attendance by all of our Directors at our Annual Meeting of Shareholders, except for absences due to causes beyond the reasonable control of the Director. All of the Directors then serving on our Board were in attendance at our 2018 Annual Meeting of Shareholders.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles that were originally developed and recommended by the CGNC. These Corporate Governance Principles are available in the investor relations section of the company’s website at http://www.sleepnumber.com/sn/en/investor-relations. The information contained in or connected to our website is not incorporated by reference into or considered a part of this Proxy Statement. Among these Corporate Governance Principles are the following:

Independence. A substantial majority of the members of the Board should be independent, non-employee Directors. It is the responsibility of the Board to establish the standards for independence, and the Board has followed the independence standards for companies listed on The Nasdaq Stock Market. All of our Directors are independent except our Chief Executive Officer, Shelly R. Ibach. All Committees of the Board are composed entirely of independent Directors.

Chairman and Chief Executive Officer Positions. At the present time, the Board believes that it is in the best interests of the company and its shareholders for the positions of Chairman of the Board and Chief Executive Officer to be separated, and for the position of Chairman of the Board to be held by a non-executive, independent member of the Board. The Board retains the right to review this determination and to either continue to maintain these positions as separated positions or to combine the positions, as the Board determines to be in the best interests of the company at the time. During any period in which the positions of Chairman of the Board and Chief Executive Officer are combined, the Board will appoint a Lead Director from among the independent members of the Board.

Classified Board Structure. Our Third Restated Articles of Incorporation provide for a classified Board serving staggered terms of three years each. The Board will periodically review its classified Board structure in the context of other provisions and measures applicable to unsolicited takeover proposals with the objective of positioning the Board and the company to maximize the long-term value of our company for all shareholders.

Majority Voting Standard with Resignation Policy for Board Elections. Our Third Restated Articles of Incorporation provide for a majority voting standard in the case of uncontested elections of Directors and a plurality voting standard in the case of contested elections of Directors in order to reduce the risk of a “failed election” in a contested Director election. If a nominee for Director who is an incumbent Director is not elected at a meeting of shareholders and no successor to the incumbent Director is elected at the meeting of shareholders, the incumbent Director shall promptly offer to tender his or her resignation to the Board. The CGNC shall make a recommendation to the Board on whether to accept or reject the offer, or whether other action should be taken. The Board shall act on whether to accept the Director’s offer, taking into account the CGNC’s recommendation, and publicly disclose (by press release, a filing with the SEC or other broadly disseminated means of communication) its decision and the supporting rationale within 90 days after the date of the certification of the election results. The CGNC, in making its recommendation, and the Board, in making its decision, may each consider any factors or other recommendations that it considers relevant and appropriate. The incumbent Director who offers to tender his or her resignation shall not participate in the Board’s decision. If such incumbent Director’s offer to tender his or her resignation is not accepted by the Board, such Director shall continue to serve until his or her successor is duly elected, or his or her earlier death, resignation, retirement, disqualification or removal.

Board Diversity. The company does not have a formal policy with respect to diversity. However, the CGNC considers Director candidates in the context of the Board’s overall composition, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the company’s current and expected future needs. In addition, the CGNC believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Approach to Term and Age Limits. We believe that specific or fixed term or age limits could cause the company to arbitrarily lose important contributors to the Board. It is the sense of the Board, however, that a Director who reaches the age of 72 should promptly tender his or her resignation to the Chair of the CGNC, and the Board should have an opportunity to review the qualifications of the Director for continued Board membership. The CGNC will review the qualifications of the Director for continued Board membership annually and make a recommendation to the Board each year, which will make a final determination with respect to the tendered resignation.

Change in Responsibilities. Directors who retire or who have a change in their principal employment or affiliation after joining the Board should not necessarily leave the Board. There should, however, be an opportunity for the Board to review the qualifications of the Director for continued Board membership. Any Director who undergoes a material change in principal employment or affiliation will promptly tender his or her resignation to the Chair of the CGNC. The CGNC will review the qualifications of the Director for continued Board membership and make a recommendation to the Board, which will make a final determination with respect to the tendered resignation.

Other Board or Audit Committee Service. The Board recognizes that service on other boards can in some circumstances limit the time that Directors may have to devote to fulfilling their responsibilities to the company. It is the Board’s guideline that no Director shall serve on more than a total of six public company boards (including the Sleep Number Board), and that no member of the company’s Audit Committee shall serve on more than a total of three public company audit committees (including the Sleep Number Audit Committee). If any Director exceeds or proposes to exceed these guidelines, the Director is required to promptly notify the Chair of the CGNC and the committee will review the facts and circumstances and determine whether such service would interfere with the Director’s ability to devote sufficient time to fulfilling the Director’s responsibilities to the company. Currently, none of the Directors serve on more than three public company boards, including the Sleep Number Board.

Chief Executive Officer Service on Other Boards. The Chief Executive Officer may not serve on more than two public company boards other than the Sleep Number Board of Directors.

Board and Committee Evaluations. The Board believes that the company’s governance and the Board’s effectiveness can be continually improved through evaluation of both the Board as a whole and its committees. The CGNC is responsible for annually evaluating effectiveness in these areas and reviewing the results and recommendations for improvement with the full Board.

Board Executive Sessions. Executive sessions or meetings of independent Directors without management present will be held at least twice each year. At least one session will be to review the performance criteria applicable to the Chief Executive Officer and other executive officers, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other executive officers. Additional executive sessions or meetings of independent Directors may be held from time-to-time as required. The Board’s practice has been to meet in executive session for a portion of each regularly scheduled meeting of the Board. Any member of the Board may request at any time an executive session without the presence of management. Executive sessions or meetings with the CEO shall be held from time-to-time for a general discussion of relevant topics.

Paid Consulting Arrangements. The Board believes that the company should not enter into paid consulting arrangements with independent Directors.

Board Compensation. Board compensation should encourage alignment with shareholders’ interests and should be at a level equitable to comparable companies. The Management Development and Compensation Committee is responsible for periodic assessments to assure these standards are being met.

Share Ownership Guidelines for Executive Officers and Directors. The Board has established the stock ownership guidelines for executive officers and Directors as further described in the Compensation Discussion and Analysis beginning on page 30 of this Proxy Statement and as summarized below.

●	Executive Officer Ownership Guidelines. The Chief Executive Officer is expected to achieve and maintain stock ownership equal to five times the Chief Executive Officer’s base salary and each of the other executive officers is expected to achieve and maintain stock ownership equal to three times the executive officer’s base salary. The executive officers are required to retain at least 50% of net shares after taxes from any grant until such time as the guideline is met.

●	Board Ownership Guidelines. Within five years of joining the company’s Board of Directors, each Director is expected to achieve and maintain stock ownership equal to five times the Director’s annual cash retainer. Any Director who has not achieved the foregoing ownership objective by the required time period will not be permitted to sell any shares except to the extent required to pay the exercise price, transaction costs and taxes applicable to the exercise of stock options or the vesting of restricted shares. Exceptions to these restrictions on sale of shares may be granted by the Board in its sole discretion for good cause shown by any Director.

Prohibition of Hedging or Pledging of Shares. Under our policy with respect to trading in the company’s securities, Directors, officers and other team members whose duties regularly bring them into contact with confidential or proprietary information (“insiders”) are prohibited from engaging in any form of hedging or monetization transactions involving the company’s securities. In addition, insiders are prohibited from engaging in short sales of the company’s securities and from trading in any form of publicly traded options, puts, calls or other derivatives of the company’s securities. Insiders are also prohibited from engaging in any form of pledging of the company’s securities, including (i) purchasing company securities on margin; (ii) holding company securities in any account which has a margin debt balance; (iii) borrowing against any account in which company securities are held; or (iv) pledging company securities as collateral for a loan.

Conflicts of Interest. Directors are expected to avoid any action, position or interest which conflicts with an interest of the company, or that gives the appearance of a conflict. If any member of the Board becomes aware of any such conflicting or potentially conflicting interest involving any member of the Board, the Director should immediately bring such information to the attention of the Chairman of the Board, the Chief Executive Officer and the General Counsel of the company.

Performance Goals and Evaluation. The Management Development and Compensation Committee is responsible for establishing the procedures for setting annual and long-term performance goals for the Chief Executive Officer and for the evaluation by the full Board of his or her performance against such goals. The Committee meets at least annually with the Chief Executive Officer to receive his or her recommendations concerning such goals. Both the annual goals and the annual performance evaluation of the Chief Executive Officer are reviewed and discussed by the independent Directors at a meeting or executive session of that group. The Committee is also responsible for setting annual and long-term performance goals and compensation for the executive officers whom report directly to the Chief Executive Officer.

Compensation Philosophy. The Board supports and, through the Management Development and Compensation Committee, oversees team member compensation programs that are closely linked to business performance and emphasize equity ownership.

Senior Management Depth and Development. The Chief Executive Officer reports to the Board, at least annually, on senior management depth and development, including a discussion of assessments, leadership development plans and other relevant factors.

Provisions Applicable to Unsolicited Takeover Attempts or Proposals. The Board will periodically review (not less often than every three years) the company’s Third Restated Articles of Incorporation and Bylaws and various provisions that are designed to maximize shareholder value in the event of an unsolicited takeover attempt or proposal. Such review includes consideration of matters such as the company’s state of incorporation, whether the company should opt in or out of applicable control share acquisition or business combination statutes, and provisions such as the company’s classified Board structure. The objective of this review is to maintain a proper balance of provisions that will not deter bona fide proposals from coming before the Board, and that will position the Board and the company to maximize the long-term value of our company for all shareholders.

Shareholder Approval of Equity-Based Compensation Plans. Shareholder approval will be sought for all equity-based compensation plans.

Social Impact

Our mission is to improve lives by individualizing sleep experiences.  Every day, we educate consumers on the importance of sleep and its connection to their overall wellness.  We inspire them to make it a priority in their lives.  In 2018, we announced our commitment to help over one million young people achieve life-changing sleep through our products and sleep expertise.  We are partnering with leading national organizations focused on youth health and wellness initiatives to achieve their commitment, including GENYOUth, Alliance for a Healthier Generation and Good360.  We believe excellent sleep is essential to a healthier and happier society, strengthening our connections with one another, and expanding the frontier of what’s possible. We strive to conduct our business in an ethical and socially responsible manner. In addition to our Code of Business of Conduct detailed below, we maintain a Code of Conduct for Business Partners that addresses labor and human rights, health and safety, environmental issues, ethics, and compliance with related laws, rules and regulations.  We also maintain Equal Employment Opportunity standards to foster a culture of diversity, inclusion and respect.

Code of Conduct

We have developed and circulated to all of our team members a Code of Business Conduct addressing legal and ethical issues that may be encountered by our team members in the conduct of our business. Among other things, the Code of Business Conduct requires that our team members comply with applicable laws, engage in ethical and safe conduct in our work environment, avoid conflicts of interests, conduct our business with integrity and high ethical standards, and safeguard our company’s assets. A copy of the Code of Business Conduct is included in the investor relations section of our website at http://www.sleepnumber.com/sn/en/investor-relations. We intend to disclose any amendments to and any waivers from a provision of our Code of Business Conduct on our website. The information contained in or connected to our website is not incorporated by reference into or considered a part of this Proxy Statement.

Team members are required to report any conduct that they believe in good faith violates our Code of Business Conduct. The Code of Business Conduct also sets forth procedures under which team members or others may report through our management team and, ultimately, directly to our Audit Committee (confidentially and anonymously, if so desired) any questions or concerns regarding accounting, internal accounting controls or auditing matters.

All of our team members are required to periodically certify their commitment to abide by our Code of Business Conduct. We regularly monitor compliance with the Code of Business Conduct and report to our Audit Committee with respect to our findings. We also provide training in key areas covered by the Code of Business Conduct to help our team members to comply with their obligations.

Related Party Transactions Policy

The Board of Directors has adopted a written policy intended to ensure the proper approval and reporting of transactions between the company and any of its Directors, nominees for Director, executive officers or significant shareholders or entities or persons related to them that would be required to be disclosed by the company pursuant to Item 404 or Regulation S-K of the Federal securities laws. Under this policy, any proposed or existing related party transaction is subject to the approval or ratification of the Corporate Governance and Nominating Committee. A copy of the Related Party Transactions Policy can be accessed through our Investor Relations website at http://www.sleepnumber.com/sn/en/investor-relations. The information contained in or connected to our website is not incorporated by reference into or considered a part of this Proxy Statement. There were no related party transactions during the year ended December 29, 2018 and there are none currently contemplated.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Board of Directors (the “Committee”), consisting entirely of independent Directors, has reviewed and discussed the following Compensation Discussion and Analysis with management, and based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Management Development and Compensation Committee

Brenda J. Lauderback, Chair

Daniel I. Alegre

Michael J. Harrison

Kathleen L. Nedorostek

COMPENSATION DISCUSSION AND ANALYSIS

Table of Contents:

Introduction

The Compensation Discussion and Analysis (CD&A) describes our executive compensation program, including the objectives and elements of compensation as well as determinations made by the Committee regarding our named executive officers (NEOs).

For 2018, the following five current executive officers were determined to be NEOs as a result of their position during the year as chief executive officer (CEO), or chief financial officer (CFO), or their total compensation making them among the three other highest paid executives for the fiscal year.

Name	Position Title
Shelly R. Ibach	President and Chief Executive Officer (CEO)
David R. Callen	Senior Vice President and Chief Financial Officer (CFO)
Andrew P. Carlin	Executive Vice President and Chief Sales and Services Officer
Andrea L. Bloomquist	Senior Vice President and Chief Product Officer
Kevin K. Brown	Senior Vice President and Chief Marketing Officer

Compensation Philosophy and Approach

The executive compensation program is designed to support our long-term strategic orientation. It is competitive, heavily weighted toward performance-based incentive programs, and encourages appropriate risk taking and investing in the business as we execute our consumer innovation strategy. Our incentive programs reward our executive officers for superior performance and strengthening competitive advantages to deliver sustainable, long-term profitable growth. The incentive opportunities are tied to multiple financial metrics that support our business strategy and are aligned with shareholder interests.

Our executive compensation program is designed to:

●	Motivate and retain a talented management team to achieve superior company performance that is sustainable over time

●	Provide a market competitive total compensation opportunity that is predominantly performance based and at risk

●	Reward executives for achieving financial performance goals and creating shareholder value

●	Reinforce our pay for performance culture that requires above-median performance for above-median compensation

Shareholders have expressed their support of our executive compensation program and its alignment with company performance. Over the last six years (2013-2018), an average of 96% of votes cast by shareholders were in support of our annual proposal to approve, on an advisory basis, the compensation of the company’s NEOs including 93% of votes cast at our 2018 Annual Meeting. We have maintained this strong support from our shareholders over time. We have regular outreach discussions with shareholders to benefit from their interests. We regularly review and update our executive compensation program to ensure alignment with our objectives. We also adhere to many governance best practices and policies.

Progress as a Company

The U.S. retail bedding market is approximately $16 billion, fragmented, and competitive. Sleep Number is breaking through the commodity-driven “sea of sameness” by executing our consumer innovation strategy and delivering highly differentiated innovations. Consumers are engaged with our purpose-driven brand and are responding strongly to our new revolutionary 360 smart beds. The execution of our strategy has broadened our relevance, as individuals increasingly understand the importance of quality sleep to their overall well-being. As the sleep innovation leader, we are taking market share and realizing the benefits of our advantaged products and integrated marketing and retail initiatives.

In 2012, we embarked on a transformational, consumer innovation strategy as the path to improve lives and deliver sustainable, profitable long-term growth. Executing this strategy has required significant capital investments, substantial buildout of vital performance capabilities, and time to execute these plans. Since 2012, we have taken numerous transformative actions including:

●	Prioritized innovation by increasing nearly three-fold our R&D spend as a percent of net sales

●	Invested approximately a half billion dollars of capital, including two strategic acquisitions with critical intellectual property setting the stage for innovation leadership

●	Strengthened our direct-to-consumer (DTC) model with exclusive distribution and optimized real estate operating in all 50 states

●	Elevated our customers’ in-store experience with award-winning design and technology enhancements and approximately 50% larger average store size in more favorable locations, shifting the majority of our stores to non-mall locations

●	Simplified and enhanced online experience resulting in an integrated, omni-channel retail experience

●	Developed superior marketing capabilities to compete and win in an industry of nearly 200 brands (versus approximately 10 in 2012) and embraced important partnerships such as the National Football League (NFL) to raise our brand profile and expand our consumer reach

●	Built and launched two vital technology platforms with our vertically integrated ERP system and the game-changing SleepIQ technology that automatically adjusts comfort for improved sleep quality

●	Transitioned more than 20 suppliers to support our innovative new products and to advance our margin enhancing initiatives.

In summary, we operate with a compensation program designed to reward achievement of superior results and creation of long-term shareholder value.

2018 Performance and Accomplishments

We delivered superior performance in 2018 with net sales and earnings per share (EPS) exceeding street consensus and the midpoint of our external guidance. With additional transition costs and investments, we fell short of our aggressive internal business plan on adjusted EBITDA and net operating profit (NOP) for the year. Consumers have responded strongly to our innovations, driving accelerated sales growth in the back-half of the year. Highlights of our full year financial results include:

●	Record net sales of more than $1.5 billion, up 6%, with positive comp sales for the fifth consecutive year

●	EPS growth of 24% to $1.92

●	Net operating profit after taxes (NOP) of $92.4 million (+1%) and adjusted EBITDA of $165.6 million (-2%), while absorbing approximately $16 million of product transition impacts

●	Operating cash flow of $132 million with $46 million in capital expenditures and $279 million in share repurchases

●	Return on invested capital (ROIC) of 16%, up 170 basis points and an 80% premium to our cost of capital we employ
Performance metrics in our compensation program: Annual incentive plan: ✓ Adjusted EBITDA Long-term incentive plan: ✓Net sales growth ✓NOP growth ✓ROIC

For additional information on our non-GAAP financial measures, such as adjusted EBTIDA and ROIC, see “Non-GAAP Data Reconciliations” in our Annual Report on Form 10-K filed on February 26, 2019.

In addition to these financial results, consumers again recognized Sleep Number with a J.D. Power Award for #1 in Customer Satisfaction with Mattresses and #1 in the top six categories of support, durability, comfort, variety of features, value and warranty. We took market share in 2018 as consumers choose the sleep benefits of our 360® smart beds, reaching more than 410 million sleep sessions for the year. While completing our transition to 360 smart beds, we continued to evolve our outbound logistics network and execute continuous improvement initiatives across the business.

We delivered a total shareholder return (TSR) for three and five years that was in the top quartile of our peer companies (as described on page 49) when measured through the end of our fiscal year 2018. Our one, three, and five-year TSR are in the top quartile when the measurement period ends on March 1, 2019 to include the market reaction to our fourth quarter earnings release issued on February 13, 2019.

TSR results when the measurement period ends on March 1, 2019:

Notes: TSR refers to the percent change in the value of a shareholder’s investment in the company over the measurement period as determined by change in share price plus the value of any dividends paid. Peer companies are described on page 49.

We are delivering life- changing value to our customers, resulting in superior shareholder value creation.

Compensation Program Overview

Our pay for performance compensation program has three main components that make up the total direct compensation opportunity for our executive officers, as summarized in the table below. With the effectiveness of the program, there were no changes to the design of these elements of our compensation program for 2018.

Element	Form	Metrics	Performance Period	Description
Base Salary	Cash	n/a	n/a	Fixed pay component, reviewed annually and eligible for merit considering individual performance and positioning vs. external benchmarks
Annual Incentive Plan (AIP)	Cash	Adjusted EBITDA (100% weighting)	One year	Target annual incentive opportunity represents a percent of base salary. Actual payout can range from 0 to 250% of target based on adjusted EBITDA performance for the year
Long-Term Incentive Plan (LTI)	Performance Restricted Stock Units (Performance RSUs) (75% of LTI Grant Value)	Net Sales Growth (50% Weighting) NOP Growth (50% Weighting) ROIC Modifier Share Price Growth	Three-year vesting and performance period	Annual equity grant opportunity. Payout can range from 0 to 200% of target RSUs granted based on net sales and NOP annual growth over the three-year performance period, subject to a potential ROIC performance modifier. Value is tied to share price
	Non-Qualified Stock Options (NQSOs) (25% of LTI Grant Value)	Share Price Growth	Three-year vesting period and ten-year term	Annual equity grant opportunity. Options only have value if future share price is higher than share price at time of grant

By design, our executive compensation mix is heavily weighted toward performance-based incentive programs that only have value if company performance meets or exceeds pre-determined financial goals, or if shareholder value increases. As highlighted in the charts below, over 80% of our CEO’s target total direct compensation opportunity is performance-based and fully at-risk; for our other NEOs, this percentage is over 60%.

Pay and Performance Alignment

The letter to shareholders from our CEO in this Proxy Statement and the section “2018 Performance and Accomplishments” provide a full description of our performance for the year. The following is a summary of our company performance that determined the actual payouts earned for our 2018 AIP and 2016 Performance RSUs. The performance and payouts for these incentive programs are described in more detail later in this CD&A.

Element	Performance Achieved	Payout
2018 AIP	– Adjusted EBITDA for 2018 was $165.6 million (-2.1% vs. 2017) – This was 90% of the AIP goal for target payout	53.5% of target payout (Compared to a payout of 121% of target for 2017)
2016 Performance RSUs (performance period of fiscal years 2016 to 2018)

–      Annual revenue growth was above threshold in all three years at 8.0%, 10.2%, and 6.0%

–      Annual NOP growth was above target for 2017 at 19.9%. Our below-threshold growth for 2016 and 2018 was   primarily   due to significant investments in our business that were essential to our long-term strategy

–      Average ROIC premium vs. weighted average cost of capital (WACC) was 73%, well in excess of threshold

–      Total shareholder return (TSR) was 50% for the performance period

89.3% of target payout

(112% of target on net sales and 66% of target on NOP)

(Compared to a payout of 86.2% of target for 2015 Performance RSUs)

ROIC negative modifier threshold was exceeded

Share price increased from $21.41 to $32.13 during the three-year performance period

Pay earned for 2018 demonstrates that when the company falls short of its internal goals, payouts are reduced below target. The following chart illustrates the alignment between our incentive payouts and shareholder outcomes for the three-year period from 2016 to 2018.

Compensation Framework and Actions

Each March, the Committee considers both shareholder feedback and market data provided by its independent consultant when setting the base pay and target incentive opportunities for our executive officers. The Committee generally seeks to align the target direct compensation opportunity with the median of the market (our approach to benchmarking is described in more detail on page 49).

Given the significant weight the executive compensation program places on at-risk and performance-based incentive opportunities, the compensation realized by our executive officers will vary significantly depending on company performance against pre-determined goals and changes in shareholder value—an important design objective of our executive compensation program.

Base Salary

We set base salaries for our executive officers to be competitive and to allow us to attract and retain top executive talent. Base salaries are the smallest component of our target 2018 pay mix, comprising 19% of the CEO’s target total direct compensation and 37% on average for our other NEOs.

Our Committee reviews base salaries annually, considering market data and both individual and company performance when making base pay decisions. At its meeting on March 8, 2018, the Committee approved the base salary adjustments for 2018 shown in the following table. Ms. Ibach and Mr. Callen each received a combination of a merit increase based on performance and a market adjustment since their respective salaries were both at least 10% below the market median based on benchmarking data provided by the Committee’s independent compensation consultant. Other NEOs each received merit increases that considered market position and their performance.

Name	Base Salary at March 26, 2017 (Annualized)	Base Salary at March 25, 2018 (Annualized)
Shelly R. Ibach	$850,000	$950,000
David R. Callen	$435,882	$483,828
Andrew P. Carlin	$459,648	$482,630
Andrea L. Bloomquist	$419,796	$432,390
Kevin K. Brown	$410,568	$426,991

Note: The base salary adjustments approved by the Committee in March 2018 were effective with the pay period beginning March 25, 2018.

Annual Incentive Plan (AIP)

Performance Metric. Our AIP provides our executive officers with an annual incentive opportunity contingent upon our adjusted EBITDA performance. Adjusted EBITDA is a useful indicator of our annual financial performance and our ability to generate cash flow from operating activities, an important source of our shareholder value creation. We define adjusted EBITDA as net income plus: income tax expense, interest expense, depreciation and amortization, stock-based compensation expense and asset impairments (as detailed in our quarterly and annual financial filings). For additional information on adjusted EBTIDA, see “Non-GAAP Data Reconciliations” in our Annual Report on Form 10-K filed on February 26, 2019.

Design Overview. The design of our AIP has two main components that determine the amount of the payout earned by our NEOs for company performance. First is the executive officer’s target incentive opportunity, which is set each year by the Committee considering market data and their position within the company. The other component is the leverage curve with performance goals for adjusted EBITDA that determine the percent of the target payout earned for the year. It is the combination of these two components that results in the final AIP payout for our NEOs.

Our AIP includes an opportunity to receive a progress payment if a first half performance goal for adjusted EBITDA is achieved or exceeded. The progress payment is equal to half of the AIP target incentive for the first half of the year. If the progress payment is earned and paid out in July of the fiscal year, it is subtracted from the annual payout earned and paid out following the end of the fiscal year in February. By having this opportunity for a progress payment in our AIP, it reinforces the importance of starting out the year with strong first half performance.

Individual Target Incentive. Each executive officer has a target incentive that is expressed as a percent of the actual salary they receive for the fiscal year. The Committee reviews these targets annually to ensure that they are aligned with the median target incentives and total cash opportunities of our peers and the market (our peer group and approach to benchmarking is described on page 49). The Committee approved the following target annual incentives for the named executive officers for 2018. The Committee increased the target incentive for Ms. Ibach from 115% to 120% of salary effective March 25, 2018 to more closely align with the market median based on benchmarking data provided by the Committee’s independent compensation consultant.

Name	AIP Target Incentive for 2018 (% of salary received)
Shelly R. Ibach	115%/120% *
David R. Callen	55%
Andrew P. Carlin	60%
Andrea L. Bloomquist	55%
Kevin K. Brown	55%

*	For Ms. Ibach, her target AIP for 2018 is prorated between the target incentive at the start of the year of 115% and the new target incentive of 120% (effective March 25, 2018).

2018 Performance Goals. At its meeting on January 18, 2018, the Committee approved the following performance goals and range of payout opportunity for the 2018 AIP. These goals and payout opportunities were set to provide a strong motivation for achievement of stretch performance objectives and a reasonable sharing rate of incremental adjusted EBITDA. The 2018 goal for target payout was set at adjusted EBITDA of $183.4 million, an 8% increase over 2017 actual of $169.1 million. When this goal was set, it represented top quartile performance compared to the three-year historical growth rate in EBITDA of our peer companies. The payout levels and performance goals for threshold and maximum were set for 2018 consistent with the AIP methodology for 2017. This approach ensures that there is an appropriate sharing rate for how the AIP payout cost changes with incremental adjusted EBITDA.

	AIP Payout (% of Target)	Annual Adjusted EBITDA Goals (in millions)	% Change vs. 2017 Actual
Threshold	20%	$154.4	-9%
Target	100%	$183.4	+8%
Maximum	250%	$235.5	+39%

For the progress payment opportunity, the Committee approved a first half goal for 2018 of $81.8 million in adjusted EBITDA. The first half goal for 2018 represented our first half operating plan aligned with the annual AIP goal of $183.4 million.

2018 Performance. Although 2018 net sales were up 6% and we achieved our fifth straight year of positive comp sales, we fell short of our internal adjusted EBITDA goal for 2018. Adjusted EBITDA was $165.6 million for 2018, which was 90% of the AIP goal for target payout. This represented a 2.1% decline over the prior year driven in part by approximately $16 million of profit impacts to complete the replacement of our mattress and adjustable base product lines with the 360 smart bed in 2018. For this level of 2018 adjusted EBITDA, we earned an AIP payout of 53.5% of target. The Committee approved this payout, as it is reflective of our pay for performance alignment, while acknowledging the significant business improvements accomplished to drive accelerated sales and profit growth in the back half of 2018.

	AIP Payout (% of Target)	Adjusted EBITDA	% Change vs. 2017 Actual
Actual	53.5%	$165.6 M	-2.1%

Our first half adjusted EBITDA was $66.8 million, below our goal of $81.8 million in order to earn a progress payment for the 2018 AIP. As a result, no progress payment was made in July 2018.

2018 Payout. The following table shows the actual AIP payout earned for 2018 based on the target incentive opportunity for each NEO and approved payout of 53.5% of target. There was no progress payment made for first half of 2018, so the full AIP payout amounts shown below were paid out in February 2019.

Name	2018 AIP Payout	% Change in AIP Payout (2018 vs. 2017)
Shelly R. Ibach	$589,837	-48%
David R. Callen	$139,111	-51%
Andrew P. Carlin	$153,222	-53%
Andrea L. Bloomquist	$126,376	-54%
Kevin K. Brown	$124,527	-54%

Long-Term Incentive Plan (LTI)

Design Overview. LTI is the largest component of the total direct compensation opportunity for our executive officers and one of the most critical. It provides a reward opportunity that is directly aligned with the long-term interest of our shareholders. As an incentive, there is only payout value if we achieve certain long-term company performance goals or, for stock options, positive stock price appreciation. The grants have multi-year vesting requirements which also assist in the retention of our executive team; considered especially important to executing a long-term oriented innovation strategy.

The design of our LTI includes two types of annual equity grants: Performance RSUs and Stock Options. For 2018, our executive officers received an annual total LTI grant value that was split 75% in Performance RSUs and 25% in Stock Options (same mix as the 2017 LTI grants). This combination appropriately rewards our executive officers for achieving long-term profitable growth and the creation of shareholder value.

As a condition of accepting any LTI grant, our executive officers agree to reasonable restrictions on their activities during and for a reasonable period of time after their respective termination of employment, including, but not limited to, the assignment of inventions, non-competition, non-solicitation, confidentiality, and an agreement to arbitrate disputes.

2018 Stock Option Grants. Stock options vest in three equal annual installments on each of the anniversaries following the grant date. Their term expires 10 years after the grant date, provided they have not been exercised or cancelled earlier due to certain events, and their exercise price is equal to the closing trading price of the company’s common stock on the grant date.

The number of stock options granted in 2018 was determined by dividing the target option grant value (25% of the executive officer’s total LTI grant value) by the calculated grant date fair value per stock option. In this calculation of the grant date option value, we derive a Black-Scholes value under generally accepted accounting principles, using a 20-day average stock price leading up to grant date in order to mitigate short-term stock price volatility. See the footnotes to the “Summary Compensation Table” and “Grants of Plan-Based Awards” for a description of how grant date fair value is determined for purposes of the disclosure in these tables.

The grant date for stock options granted in 2018 was March 21, 2018, the 20-day average share price was $35.80, estimated Black-Scholes value per option was 41% of share price, and the option exercise price was $34.35.

2018 Performance RSU Grants. Performance RSUs become vested on the third anniversary of the grant date, and a percent of target is earned and paid out based on company performance against annual growth goals over a three-year performance period. The payout under the Performance RSUs may be reduced based on an ROIC modifier. The performance metrics for 2018 Performance RSUs are annual growth in net sales and NOP over fiscal years 2018, 2019 and 2020. Prior to the grant date, the Committee established annual growth goals for each of the three years, based on top-quartile peer performance which will determine the percent of target payout earned for net sales and NOP for the entire performance period. The annual measurement for either metric can range from 50% to 200% of target, with the threshold payout being 50% of target if the threshold performance goal is achieved.

At the end of the three-year performance period, the payout for Performance RSUs is determined based on the average of the payouts earned for each of the three years in the performance period, with net sales and NOP equally weighted each year. By assessing growth achieved each year relative to long-term growth goals, our executive officers are able to make the appropriate investments in the business during ever-changing market and competitive environments while prioritizing long-term profitable and sustainable growth.

The final payout of Performance RSUs is subject to a ROIC modifier that can reduce the payout by up to 20%. The reduction occurs if the three-year average difference between ROIC and weighted average cost of capital (WACC) for the 2018-2020 period is below a certain threshold established by the Committee prior to the grant date. The ROIC modifier was added to the design of the Performance RSUs in 2015 to reduce the payout if capital investments in the business do not generate returns that are sufficiently above the WACC.

The following chart illustrates how the overall payout for 2018 Performance RSUs, covering the 2018-2020 period, will be determined.

Net Sales			NOP
2018	Net sales annual growth each year	% of target payout earned for net sales each year	2018	NOP annual growth each year	% of target payout earned for NOP each year
2019			2019
2020			2020

Three-year average		% of target earned for net sales	Three -year average		% of target earned for NOP

Overall payout:

Average of the % of target earned for net sales and NOP (equal weighting) times the target number of Performance RSUs granted; then subject to a potential reduction of up to 20% if the difference between ROIC and WACC is below a certain threshold

The target number of Performance RSUs for the 2018 award was determined by dividing the grant value (equal to 75% of the executive officer’s total LTI grant value) by the estimated grant date fair value per share, which is calculated using 20-day average stock price leading up to grant date in order to mitigate short-term stock price volatility. See the footnotes to the “Summary Compensation Table” and “Grants of Plan-Based Awards” for a description of how grant date fair value is determined for purposes of the disclosure in these tables.

The grant date for Performance RSUs granted in 2018 was March 21, 2018 and the 20-day average share price was $35.80.

2018 LTI Grant Values. The Committee approves a total LTI grant value for each executive officer, considering the executive officer’s performance and level of responsibility, as well as the competitive position of the officer’s targeted total direct compensation. The Committee seeks to make LTI grants to provide a total direct compensation opportunity that is near the market median.

The following table summarizes the LTI grants made to our NEOs in 2018, and the split in grant value between Performance RSUs (75%) and Stock Options (25%). The LTI grant values for Ms. Ibach and Messrs. Callen and Brown were increased for 2018 to have their target total direct compensation opportunity be more aligned with the market median based on benchmarking data provided by the Committee’s independent compensation consultant.

Name	Actual LTI Grants for 2018 (Granted March 21, 2018) *
	Performance RSU Grant Value at Target	Stock Option Grant Value	Total LTI Grant Value
Shelly R. Ibach	$2,250,000	$750,000	$3,000,000
David R. Callen	$393,750	$131,250	$525,000
Andrew P. Carlin	$450,000	$150,000	$600,000
Andrea L. Bloomquist	$337,500	$122,500	$450,000
Kevin K. Brown	$337,500	$122,500	$450,000
Performance RSU grants only have payout value if company performance goals are achieved. Stock options only have value if shareholder value is created.

* The actual grant date fair value for these LTI grants as disclosed in the Summary Compensation Table will vary slightly from the amounts shown above due to valuation assumptions as described in the footnotes to the “Grants of Plan-Based Awards” table on page 53.

2016 Performance RSU Payout. The 2016 Performance RSUs covering the 2016-2018 period, which are similar in design as the 2018 Performance RSUs, were granted on March 22, 2016 and vested and paid out on March 22, 2019 in the form of shares of common stock, less tax withholding settled in shares of common stock. Based on net sales and NOP annual growth over the three fiscal years (2016, 2017, and 2018), the overall payout earned for this grant was 89.3% of target. As described below, this was an average of the percent of target payout earned for growth in net sales and NOP in each of the three years covered by the award. The ROIC modifier, which could have reduced this payout, was surpassed and did not apply.

The following is a summary of how the 89.3% of target payout was determined for the 2016 Performance RSUs.

●	Annual net sales growth was above target at 8.0% for 2016 and 10.2% for 2017, and slightly below target at 6.0% for 2018. The three-year average payout earned on net sales growth was 112% of target.

●	Annual NOP growth was above maximum at 19.9% for 2017, but below threshold for both 2016 and 2018 due to the impact of significant investments in our business during this period that were essential to our long-term strategy. The three-year average payout earned on NOP growth was 66% of target.

●	Total payout earned was 89.3% which is an average of what was earned for net sales and NOP (weighted equally).

●	Average ROIC premium vs. WACC of 73% exceeded the 30% premium threshold, so the ROIC modifier did not apply.

●	Total shareholder return (TSR) was 50% for the performance period, which increased the value for shares that were earned and paid out.

The following are the annual growth goals that were established for this grant.

	% of Target Payout	Annual Growth in Net Sales	Annual Growth in NOP
Threshold	50%	4%	4%
Target	100%	7%	9%
Maximum	200%	15%	20%
Average % Difference Between ROIC and WACC	% Reduction in Target Number of RSUs
30.0% or greater	No reduction
20.0% - 29.9%	-5%
10.0% - 19.9%	-10%
0.1% - 9.9%	-15%
0% or lower	-20%

The following charts show the actual performance achieved for the performance period and how the total payout of 89.3% of target was determined.

	Net Sales ($M)	% Annual Growth	% of Target Payout	NOP ($M)	% Annual Growth	% of Target Payout
2016	$1,311	8.0%	113%	$76.7	-11.5%	0%
2017	$1,444	10.2%	139%	$91.9	19.9%	199%
2018	$1,532	6.0%	84%	$92.4	0.6%	0%
	Three-year average:		112%	Three-year average:		66%
Total payout: 89.3% of target (equal weighting of average payout earned on Net Sales and NOP)
	Return on Invested Capital (ROIC)	Weighted Average Cost of Capital (WACC)	ROIC Premium vs. WACC
2016	12.2%	7.9%	54%
2017	14.3%	7.7%	86%
2018	16.0%	8.9%	80%
	Three-year average:		73%

ROIC modifier was not applied to this payout (Three-year average premium of 73% was above the threshold of 30%)

Other Elements of Compensation

Benefits. Our executive officers participate in the benefit programs provided to our benefit eligible team members. This includes company provided medical, dental, basic life, short-term disability, long-term disability, and a matched 401(k) savings plans. Our NEOs participate in the 401(k) on the same basis as all other team members. There is no supplemental matching program, excess plan, or other retirement program. The value of the 401(k) matching contribution made by the company for our NEOs is included in “All Other Compensation” as disclosed in the “Summary Compensation Table” on page 51.

Non-Qualified Deferred Compensation Plan. As described in more detail on page 57, our executive officers along with other leaders may elect to defer a portion of their salary, AIP payout, and Performance RSU payout under this non-qualified deferred compensation plan. The company does not make any contributions to this plan on behalf of participants. The plan offers a range of investment options for the tracking of an investment return on the deferrals, and participants can elect how their deferrals will be distributed in the future.

Executive Benefits and Perquisites. Consistent with our commitment to emphasize pay for performance in our mix of total compensation, our executive officers receive very few executive benefits and perquisites. The company has paid for a supplemental long-term disability that provided a benefit of 60% of pay in excess of the limits under the group plan. The Committee has approved the elimination of this executive benefit at the end of 2019. The company provides only two perquisites to our executive officers: financial counseling and an annual executive physical exam. The annual limit for financial counseling is $15,000 for our CEO and $8,000 for our other NEOs. The company pays for the cost after insurance coverage of an annual executive physical exam. Amounts reimbursed for financial counseling or the executive physical exam are fully taxable to the executive and there is no “gross up” by the company to cover these taxes for the executive.

Employment Agreements. We do not have employment agreements with any of our executive officers that provide for continued employment for any period of time.

Severance Plan. Our executive officers and other key leaders of the company participate in the Sleep Number Executive Severance Pay Plan. This plan provides for severance pay, prorated AIP incentive, and other benefits such as outplacement and limited COBRA reimbursement in the event of involuntary termination of employment not for cause or termination for good reason, including for events following a change-in-control, as those terms are defined in the plan. This plan is described in more detail in the section labeled “Potential Payments to Named Executive Officers” found on page 58.

Compensation Governance, Practices, and Policies

In order to meet the key objectives of our executive compensation program, the Company has adopted a strong corporate governance framework with the following practices and policies that ensure alignment with shareholder interests.

Compensation Practice	Sleep Number Policy or Practice
Pay for performance	Yes	A significant percentage of the total direct compensation package is performance-based.
Robust stock ownership guidelines	Yes	Executive officers and members of the Board of Directors are subject to stock ownership guidelines.
Annual shareholder “Say on Pay”	Yes	We value our shareholders’ input on our executive compensation programs. Our Board of Directors seeks an annual non-binding advisory vote from shareholders to approve the executive compensation disclosed in our CD&A, tabular disclosures and related narrative of this Proxy Statement.
Annual compensation risk assessment	Yes	A risk assessment of our compensation programs is performed on an annual basis.
Clawback provisions	Yes	We have clawback provisions that allows for recovery of cash incentive awards and earned LTI payouts in the event of inaccurate financial statements or other actions that would constitute “cause” or “adverse action.” In addition, certain participants are subject to automatic forfeiture in connection with misconduct resulting in an accounting restatement.
Independent compensation consultant	Yes	The Committee retains an independent compensation consultant to advise on the executive compensation program and practices and assist in the benchmarking of compensation levels.
Double-trigger vesting	Yes	If outstanding LTI grants are assumed or substituted upon a change-in-control, the vesting of the LTI grants will only be accelerated if the executive is terminated without cause or terminates with good reason within two years of the change-in-control (i.e., “double trigger vesting”)
Hedging of Company stock	No	Executive officers and members of the Board of Directors may not directly or indirectly engage in transactions intended to hedge or offset the market value of Sleep Number common stock owned by them.
Pledging of Company stock	No	Executive officers and members of the Board of Directors may not directly or indirectly pledge Sleep Number common stock as collateral for any obligation.
Tax gross-ups	No	We do not provide tax gross-ups to our executive officers, other than for relocation benefits that are applied consistently for all team members.
LTI Grant Practices and Procedures Policy	Yes	We have a policy that documents the practices and procedures for making LTI grants to eligible team members including executive officers. This policy specifies approval procedures, timing of awards, and the award formulas that determine the number of options or RSUs granted.
Repricing of stock options	No	Our equity incentive plan does not permit repricing of stock options without shareholder approval or the granting of stock options with an exercise price below fair market value.
Employment contracts	No	None of our NEOs has an employment contract that provides for continued employment for any period of time.

Stock Ownership. Encouraging stock ownership among our executive officers is critical in aligning their interests with those of our shareholders. The company has in place stock ownership guidelines for executive officers as well as for members of the Board of Directors. The following is the value of share ownership that is expected at various levels under these guidelines:

●	5x base salary for CEO

●	3x base salary for executive officers (other than CEO), and

●	5x annual cash retainer for Board members

According to the guidelines, the stock ownership value includes: shares owned outright, shares held in the 401(k) Plan or Deferred Compensation Plan, after tax intrinsic value of vested and outstanding stock options, after tax value of outstanding Performance RSUs (prorated to the extent that any year of the performance period has been completed and the payout for that year is known). Until the guideline is met, executives are required to hold 50% of the net shares from the vesting or payout of any LTI grant or from the exercise of stock options. Directors are expected to achieve the guideline level of ownership within five years of their appointment to the Board.

Committee and Governance. The Committee is comprised entirely of independent, non-employee Directors. The key responsibilities of the Committee as outlined in its charter include:

●	Review and approve the company’s compensation philosophy

●	Establish executive compensation structure and programs designed to motivate and reward superior company performance

●	Lead the Board of Directors’ annual process to evaluate the performance of the CEO

●	Determine the composition and value of compensation for the CEO and other executive officers including base salaries, annual cash incentive awards, long-term equity-based awards, benefits, and perquisites

●	Establish, administer, amend and terminate executive compensation and major team member benefit programs

●	Assess management development progress and talent depth, organizational strategy, and succession planning for key leadership positions in the context of the company’s strategic, operational and financial growth objectives

●	Establish structure and amount of non-employee Director compensation

The Committee usually meets four to six times per year, in person or by conference call. Our CEO, other members of our management team, and the Committee’s independent compensation consultant may be invited to attend all or a portion of a Committee meeting, depending on the nature of the agenda. The Committee also typically meets in executive session without any members of management present.

Neither our CEO nor any other member of our management team votes on any matters before the Committee. The Committee, however, solicits the views of our CEO on compensation matters generally, other than her own, and particularly with respect to the compensation of members of the senior management team reporting to the CEO. The Committee also solicits the views of other members of senior management and the company’s Human Resources department on topics related to key compensation elements and broad-based team member benefit plans.

Role of Independent Compensation Consultant. Under its charter, the Committee has the authority to retain and consult with independent advisors to assist in fulfilling their responsibilities and duties. To maintain the independence of these advisors, use by the company of any of these advisors for work other than that expressly commissioned by the Committee must be approved in advance by the Committee.

Since fiscal 2013, the Committee has retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent compensation consultant. At the Committee’s request each year, FW Cook certifies that it continues to be an independent advisor and discloses information in a letter to the Committee that demonstrates this independence. The Committee assessed this certification and disclosure information and concluded that no conflict of interest or independence concerns exist in the engagement of FW Cook as the Committee’s independent compensation consultant. In the course of its engagement, the independent compensation consultant:

●	Provides on-going assessment of each of the principal elements of the company’s executive compensation program

●	Advises the Committee on the design of both the annual cash incentive plan and the long-term equity incentive program

●	Works with the Committee and representatives of senior management to assess and refine the company’s peer group for ongoing comparative analysis purposes

●	Provides the Committee with updates related to regulatory and legislative matters

●	Reviews market data, trends and analyses based on proxy data for our peers and other data sources to inform executive compensation levels and design

●	Provides advice and guidance to the Committee on pay actions for executives

CEO Assessment Process. The Committee evaluates Ms. Ibach's performance by soliciting input from all members of the Board. The Board also assesses Ms. Ibach's performance against objectives incorporating key operational and strategic factors, including growth, profitability, product innovation, advancement of strategic initiatives, organizational development and investor relations. The CEO performance feedback from all independent Board members is consolidated into a detailed performance review which is the basis of a full Board discussion in Executive Session led by the Chair of the Committee. The Board's assessment of Ms. Ibach's performance is a major consideration in determining any compensation adjustments for the coming year.

Compensation Risk Assessment. Based on an annual risk assessment, the company has determined that none of its compensation policies, practices or programs is reasonably likely to have a material adverse effect on the company. The results of this risk assessment were shared with the Committee.

Peer Group. The Committee, in consultation with FW Cook, annually reviews the composition of the industry peer group to ensure that the included companies are appropriate in terms of size and business focus. The selected peer group consists of publicly traded industry competitors, as well as a representative group of similarly sized companies involved in development, manufacturing and/or retailing of home furnishings and other consumer durable products, with which we compete for talent and for shareholder investments. To ensure that our peer group includes companies of appropriate size and scope, we generally aim to select peers whose net sales, EBITDA and market capitalization are within a range of one-half to two times our own comparable metrics.

In September 2018, the Committee approved the addition of two new companies to the peer group on the recommendation of FW Cook. The two companies added were Conn’s, Inc. and iRobot Corporation, which increased the size of the peer group to 17 companies in total. Conn’s operates in a business similar to our peers and considers our company as one its peers. iRobot is aligned with our business model and focus on technology innovation for products in the home. No companies were removed from the peer group. The following is the updated listing of our peer group as of September 2018:

Aaron’s, Inc.

Columbia Sportswear Company

Conn’s, Inc. (new)

The Container Store Group, Inc.

Deckers Outdoor Corporation

Dolby Laboratories, Inc.

Ethan Allen Interiors Inc.

Express Inc.

Haverty Furniture Companies Inc.

iRobot Corporation (new) La-Z-Boy Incorporated Leggett & Platt, Incorporated Pier 1 Imports Inc. RH Steven Madden, Ltd. Tempur Sealy International, Inc. Vitamin Shoppe, Inc.

The peer group prior to adding these two companies was used in the competitive analysis considered for pay decisions made in March 2018.

Benchmarking. With the assistance of FW Cook, the Committee considers market data on base salary, target total cash compensation, and target total direct compensation when establishing compensation levels for executive officers. The sources for this market comparison are from peer group pay data (most recent disclosures) and certain retail or general industry surveys from third parties. For each executive, we attempt to match as closely as possible our position to what is most comparable in our peers or the surveys. This competitive analysis is just one factor considered when making pay decisions on base salary or incentive opportunities.

The Committee generally seeks to align target total direct compensation opportunities with the median of the market, while providing opportunity for top quartile compensation for performance above goal and below median compensation for performance below goal. Additionally, performance goals are set with consideration for historical peer group growth levels, with the goal of ensuring that above target payouts require performance above the median of the peer group.

Tax Considerations. We have historically considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code in our design and operation of various incentive programs including AIP and LTI.  The Tax Cut and Jobs Act, signed into law on December 22, 2017 (the “Tax Act”), among other things, repealed the exemption from the $1 million compensation deduction limit under Section 162(m) for “performance-based” compensation effective for the company’s taxable years beginning after December 31, 2017, subject to transition relief for binding contracts entered into prior to November 2, 2017.  Our AIP and LTI programs are designed to permit the grant and payment of equity or cash incentive awards that qualify as “performance-based” compensation, which, to the extent applicable, would be exempt from the Section 162(m) deduction limitation.  The Committee intends to administer the existing AIP and LTI programs, to the extent covered under the transition rule, with a view towards preserving their ability to qualify as exempt “performance-based” compensation for purposes of Section 162(m).  However, the Committee does not require all compensation programs, including AIP and LTI, to be fully deductible under Section 162(m) as the Committee believes it is important to preserve flexibility in maintaining compensation programs that are aligned with our compensation philosophy. Given the Tax Act repeal of the performance-based pay exception, the Committee may design future programs and administer the existing programs in a manner that does not satisfy the requirements for an exemption from the Section 162(m) deduction limit.

We currently expect that we will continue to structure our executive compensation program consistent with our pay for performance philosophy so that a significant portion of total executive compensation is linked to the performance of our company.

Summary Compensation Table

The following table contains compensation information for the last three fiscal years relating to the named executive officers. Note that the AIP awards earned for each fiscal year are reported under the heading “Non-Equity Incentive Plan Compensation.” The values shown under the headings “Stock Awards” and “Option Awards” are the grant date fair values of the awards received in each fiscal year. This does not represent what was earned or paid out for these awards due to performance. The details of our named executive officers’ compensation are discussed in the Compensation Discussion and Analysis beginning on page 30.

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)(2) ($)	Option Awards(1) ($)	Non- Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Shelly R. Ibach President and CEO	2018	$926,923	—	$2,158,898	$725,426	$589,837	$31,620	$4,432,704
	2017	$841,923	—	$4,740,701	$540,042	$1,137,400	$30,363	$7,290,429
	2016	$814,615	—	$1,597,928	$493,284	$354,998	$23,205	$3,284,030

David R. Callen SVP and CFO	2018	$472,763	—	$377,850	$126,927	$139,111	$18,075	$1,134,726
	2017	$428,431	—	$682,486	$116,614	$285,120	$10,802	$1,523,453
	2016	$400,637	—	$304,346	$93,979	$96,034	$9,327	$904,323

Andrew P. Carlin EVP, Chief Sales and Services Officer	2018	$477,326	—	$431,780	$145,099	$153,222	$18,144	$1,225,571
	2017	$451,791	—	$775,509	$147,275	$328,000	$11,050	$1,713,625
	2016	$415,369	—	$670,240	$93,979	$106,385	$8,025	$1,293,998

Andrea L. Bloomquist SVP and Chief Product Officer	2018	$429,484	—	$323,749	$108,825	$126,376	$20,061	$1,008,495
	2017	$416,520	—	$682,486	$116,614	$277,194	$10,054	$1,502,868
	2016	$403,500	—	$304,346	$93,979	$96,718	$11,960	$910,503

Kevin K. Brown SVP and Chief Marketing Officer	2018	$423,201	—	$323,749	$108,825	$124,527	$15,410	$995,712

(1) Reflects the aggregate grant date fair value of equity awards granted during fiscal years 2018, 2017 and 2016, computed in accordance with FASB ASC Topic 718. See Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, for a discussion of the relevant assumptions used in calculating these amounts.

(2) The “Stock Awards” column includes Performance RSU awards granted during fiscal years 2018, 2017, and 2016 and a special performance-vested RSU award granted during fiscal 2017. The amounts included for these awards represent the grant date fair value assuming the achievement of the performance goals for a target payout. If the Performance RSU awards granted during fiscal year 2018 had been calculated assuming that the maximum payout had been earned, the grant date fair value of these Performance RSU awards would have been as follows: for Ms. Ibach, $4,317,796; for Mr. Callen, $755,700; for Mr. Carlin, $863,560; for Ms. Bloomquist, $647,498; and for Mr. Brown, $647,498. For further information on these awards, see the “Grants of Plan-Based Awards” table and the discussion in the Compensation Discussion and Analysis under the heading “Long-Term Incentive Plan (LTI).”

(3) Represents annual incentive compensation earned under the AIP. See the discussion in the Compensation Discussion and Analysis under the heading “Annual Incentive Plan (AIP).”

(4) All other compensation includes the costs of (i) reimbursement for personal financial planning and tax advice; (ii) company sponsored physical exam; (iii) company matching contribution to the 401(k) Plan according to a matching formula and contribution limits that are the same for all participants; and (iv) annual premium for supplemental long-term disability coverage, which will no longer be provided by the company to executive officers after the end of fiscal year 2019.

Grants of Plan-Based Awards

The following table summarizes for each of the named executive officers the non-equity incentive award opportunity under the AIP for fiscal year 2018 and the equity awards (Performance RSUs and Options) made during the fiscal year 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
									All
								All	Other
								Other	Option		Grant
								Stock	Awards:		Date
								Awards:	Number	Exercise	Fair
								Number	of	or Base	Value of
								of Shares	Securities	Price of	Stock and
								of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(4)
Shelly R. Ibach		$220,500	$1,102,500	$2,756,250
	3/21/18(2)				5,217	62,850	125,700				$2,158,898
	3/21/18(3)								51,095	$34.35	$725,426

David R. Callen		$52,004	$260,020	$650,050
	3/21/18(2)				913	11,000	22,000				$377,850
	3/21/18(3)								8,940	$34.35	$126,927

Andrew P. Carlin		$57,279	$286,396	$715,990
	3/21/18(2)				1,044	12,570	25,140				$431,780
	3/21/18(3)								10,220	$34.35	$145,099

Andrea L. Bloomquist		$47,243	$236,216	$590,540
	3/21/18(2)				783	9,425	18,850				$323,749
	3/21/18(3)								7,665	$34.35	$108,825

Kevin K. Brown		$46,552	$232,761	$581,902
	3/21/18(2)				783	9,425	18,850				$323,749
	3/21/18(3)								7,665	$34.35	$108,825

(1) This represents the cash annual incentive opportunity for 2018 under the AIP. The actual amounts earned under this plan for 2018 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The threshold reflects the amount that would be payable under the plan if the minimum performance level is achieved for annual company performance. If the minimum performance level for payment of the threshold amount is not achieved, then no annual incentive would be payable under the plan. See discussion in the Compensation Discussion and Analysis under the heading “Annual Incentive Plan (AIP).”

(2) This represents Performance RSU awards described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Incentive Plan (LTI).” The target number of Performance RSUs will be adjusted based on company performance against annual growth goals over a three-year performance period covering fiscal years 2018, 2019 and 2020. There can also be a reduction in the target number of Performance RSUs for ROIC performance below a threshold. Performance RSUs are also subject to a three-year vesting requirement from the grant date. If any dividends are paid on our common stock, the holders of the Performance RSUs would receive dividends at the same rate as paid to other shareholders if and when the Performance RSU award is earned and becomes fully vested.

(3) These awards represent stock options described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Incentive Plan (LTI).” These stock options have an exercise price equal to the closing trading price of the company’s common stock on the grant date. The options vest in three equal annual installments on each of the anniversaries following the grant date. These options remain exercisable for up to 10 years from the grant date, subject to earlier termination upon certain events related to termination of employment.

(4) Reflects the grant date fair value computed in accordance with FASB ASC Topic 718. The value for Performance RSU awards reflects the target award value.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards for each of the named executive officers as of December 29, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Shelly R. Ibach	7,500	—		$0.79	6/18/2019	—		—	—		—
	6,875	—		$9.75	6/4/2020	—		—	—		—
	14,038	—		$17.34	5/11/2021	—		—	—		—
	17,900	—		$28.99	2/23/2022	—		—	—		—
	13,526	—		$25.99	6/1/2022	—		—	—		—
	41,950	—		$21.15	4/1/2023	—		—	—		—
	27,430	—		$17.77	3/28/2024	—		—	—		—
	29,480	—		$33.32	3/16/2025	—		—	—		—
	38,527	19,263	(1)	$18.81	3/22/2026	—		—	—		—
	—	—		—	—	75,862	(2)	$2,437,446	—		—
	17,907	35,813	(4)	$23.61	3/21/2027	—		—	—		—
	—	—		—	—	—		—	69,300	(5)	$2,226,609
	—	—		—	—	—		—	138,595	(6)	$4,453,057
	—	51,095	(7)	$34.35	3/21/2028	—		—	—		—
	—	—		—	—	—		—	62,850	(8)	$2,019,371

David R. Callen	7,395	—		$17.36	4/7/2024	—		—	—		—
	4,420	—		$33.32	3/16/2025	—		—	—		—
	7,340	3,670	(1)	$18.81	3/22/2026	—		—	—		—
	—	—		—	—	14,449	(2)	$464,246	—		—
	3,867	7,733	(4)	$23.61	3/21/2027	—		—	—		—
	—	—		—	—	—		—	14,960	(5)	$480,665
	—	—		—	—	—		—	14,700	(6)	$472,311
	—	8,940	(7)	$34.35	3/21/2028	—		—	—		—
	—	—		—	—	—		—	11,000	(8)	$353,430

Andrew P. Carlin	2,611	—		$25.99	6/1/2022	—		—	—		—
	11,450	—		$21.15	4/1/2023	—		—	—		—
	9,350	—		$17.77	3/28/2024	—		—	—		—
	5,895	—		$33.32	3/16/2025	—		—	—		—
	7,340	3,670	(1)	$18.81	3/22/2026	—		—	—		—
	—	—		—	—	14,449	(2)	$464,246	—		—
	—	—		—	—	18,880	(3)	$606,614	—		—
	4,884	9,766	(4)	$23.61	3/21/2027	—		—	—		—
	—	—		—	—	—		—	18,900	(5)	$607,257
	—	—		—	—	—		—	14,700	(6)	$472,311
	—	10,220	(7)	$34.35	3/21/2028	—		—	—		—
	—	—		—	—	—		—	12,570	(8)	$403,874

Outstanding Equity Awards at Fiscal Year-End, continued

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)
Andrea L. Bloomquist	3,100	—		$17.34	5/11/2021				—		—
	3,000	—		$28.99	2/23/2022	—		—	—		—
	3,332	—		$25.99	6/1/2022	—		—	—		—
	11,450	—		$21.15	4/1/2023	—		—	—		—
	9,350	—		$17.77	3/28/2024	—		—	—		—
	5,895	—		$33.32	3/16/2025	—		—	—		—
	7,340	3,670	(1)	$18.81	3/22/2026	—		—	—		—
	—	—		—	—	14,449	(2)	$464,246	—		—
	3,867	7,733	(4)	$23.61	3/21/2027	—		—	—		—
	—	—		—	—	—		—	14,960	(5)	$480,665
	—	—		—	—	—		—	14,700	(6)	$472,311
	—	7,665	(7)	$34.35	3/21/2028	—		—	—		—
	—	—		—	—	—		—	9,425	(8)	$302,825

Kevin K. Brown	6,230	—		$17.77	3/24/2024	—		—	—		—
	4,420	—		$33.32	3/16/2025	—		—	—		—
	5,503	2,752	(1)	$18.81	3/22/2026	—		—	—		—
	—	—		—	—	10,837	(2)	$348,193	—		—
	2,645	5,290	(4)	$23.61	3/21/2027	—		—	—		—
	—	—		—	—	—		—	10,235	(5)	$328,851
	—	—		—	—	—		—	14,700	(6)	$472,311
	—	7,665	(7)	$34.35	3/21/2028	—		—	—		—
	—	—		—	—	—		—	9,425	(8)	$302,825

(1) These stock options were granted on March 22, 2016 and vest one-third each year on each of the first three anniversaries of the date of grant, subject to continuing employment through the applicable vesting date.

(2) These Performance RSU awards were granted on March 22, 2016 and will become vested on March 22, 2019, subject to continuing employment through the applicable vesting date. The number of shares shown above reflects the actual payout that was earned for the 2016 Performance RSUs based on the performance period that covers fiscal years 2016, 2017 and 2018. The payout for the 2016 Performance RSU awards is described in greater detail in the Compensation Discussion and Analysis under the heading, “Long-Term Incentive Plan (LTI).”

(3) These restricted stock units were granted on April 11, 2016 and will become vested on April 11, 2019, subject to continuing employment through the applicable vesting date.

(4) These stock options were granted on March 21, 2017 and vest one-third each year on each of the first three anniversaries of the date of grant, subject to continuing employment through the applicable vesting date.

(5) These Performance RSU awards were granted on March 21, 2017 and will become vested on March 21, 2020, subject to achieving performance criteria and continuing employment through the vesting date. The number of shares shown above reflects the target award level. The performance period for this award covers fiscal years 2017, 2018 and 2019.

(6) These special performance-vested restricted stock units were granted on March 21, 2017 and vest 50% on March 21, 2020 and 50% on March 21, 2021, subject to achieving a special EPS target for fiscal 2019 and continuing employment through the vesting date. In addition, the restricted stock units that are earned for achievement of the special EPS target can be reduced by 15% if the total shareholder return threshold for the performance period is not met. The shares shown above are reflected at the target award level, which is the same as the maximum award level. The performance period for this award is a special EPS target for fiscal 2019.

(7) These stock options were granted on March 21, 2018 and vest one-third each year on each of the first three anniversaries of the date of grant, subject to continuing employment through the applicable vesting date.

(8) These Performance RSU awards were granted on March 21, 2018 and will become vested on March 21, 2021, subject to achieving performance criteria and continuing employment through the vesting date. The number of shares shown above reflects the target award level. The performance period for this award covers fiscal years 2018, 2019 and 2020.

(9) Calculated by multiplying unvested stock awards by $32.13, the closing price of the company’s common stock on the Nasdaq Stock Market on December 28, 2018, the last trading day of fiscal year 2018.

Option Exercises and Stock Vested

The following table summarizes the stock options that were exercised and the stock awards that became vested for each of the named executive officers during the fiscal year ended December 29, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
Shelly R. Ibach	27,110	$596,820	40,407	(4)	$1,447,783
David R. Callen	—	—	6,060	(4)	$217,130
Andrew P. Carlin	14,599	$306,725	8,082		$289,578
Andrea L. Bloomquist	17,875	$403,515	8,082		$289,578
Kevin K. Brown	—	—	6,060		$217,130

(1)	The value realized on the exercise of stock options for purposes of this table is based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the stock option.

(2)	The amounts shown in these columns represented the number of shares that were earned and paid out for the 2015 Performance RSU award that covered the performance period of fiscal years 2015, 2016, and 2017 and became vested on March 16, 2018.

(3)	The value realized for purposes of this table is based on the fair market value of our common stock on the date of vesting of the 2015 Performance RSU award.

(4)	Under the company’s Deferral Plan (described in the Nonqualified Deferred Compensation table below), Ms. Ibach deferred the receipt of 39,083 shares until the earlier of March 16, 2021 or the termination of her employment and Mr. Callen deferred the receipt of 5,862 shares until the earlier of March 16, 2020 or the termination of his employment. The value of these deferred shares realized on vesting is based on the closing stock price on the vesting date, regardless of whether the payout had been deferred. The actual value of the deferred shares when paid out in the future may be different than the value reflected in this table. The value realized on vesting is also reflected in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation table below.

Nonqualified Deferred Compensation

Named executive officers are eligible to participate in the Sleep Number Executive Deferral Plan (“Deferral Plan”), a non-qualified deferred compensation plan. The Deferral Plan allows executives to defer payment of up to 50% of their base salary, 75% of their AIP payout, and 100% of their payout from Performance RSUs or other stock awards. At the time that executives make their deferral election, they choose whether their deferrals will be paid out in a lump sum or up to ten annual installments following their termination of employment. For salary or AIP deferrals, executives choose how to allocate their deferrals across a range of notional investment alternatives that are similar to the investment fund options in the company’s 401(k) Plan. The executive’s deferral account is credited with the earnings as if there was a deemed investment in the notional investment alternatives offered for the Deferral Plan. For RSU deferrals, the amounts deferred are tracked in deferred share units, and distributions are settled in shares of common stock.

The following table summarizes for each named executive officer their contributions, earnings, and balance for the Deferral Plan for the fiscal year ended December 29, 2018. Note that the company does not make any contributions to the Deferral Plan on behalf of participants.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)
Shelly R. Ibach	$2,535,906	—	($233,397)	—	$3,254,018
David R. Callen	$210,035	—	($24,845)	—	$223,594
Andrew P. Carlin	$368,926	—	$20,978	—	$1,435,392
Andrea L. Bloomquist	—	—	—	—	—
Kevin K. Brown	$474	—	($2,384)	—	$53,324

(1)           The amounts in this column represent deferred amounts credited to the executive’s deferral accounts during fiscal year 2018. This included base salary deferrals that are included in the “Salary” column of the “Summary Compensation Table” for 2018 as follows: for Ms. Ibach, $451,730; for Mr. Carlin, $238,221; and for Mr. Brown, $474.

(2)        These amounts represent the total aggregate notional earnings for fiscal year 2018 for the executive’s deferral account under the Deferral Plan. These are notional earnings based on how the executive has elected to direct their salary or AIP deferrals to various investment alternatives, and the actual market return of that investment alternative for the year. For RSU deferrals, earnings represent the change in market value of the deferred share units held in the executive’s deferral account.

(3)        This is the aggregate market value of the executive’s deferral account under the Deferral Plan as of the end of fiscal year 2018.

Potential Payments Upon Termination or Change in Control

This section describes the potential payments that would be made to the named executive officers under various employment termination scenarios as if they occurred at the end of fiscal year 2018 (as of December 29, 2018). The values shown in the table are calculated as of this date based on certain estimates or assumptions as described in the footnotes. The actual amounts received may differ materially from those shown in the table. The table does not include amounts already vested that the executive would receive if he or she left the company for any reason, such as the fully vested balance of an executive’s deferral account, gains from outstanding options that are exercisable, or payments and benefits that are provided on a non-discriminatory basis to salaried team members generally upon termination.

All Sleep Number team members, including all executive officers, are “at will” team members, meaning that the team member or the company may terminate the employment relationship with or without cause and with or without notice, at any time at the option of either the team member or the company. Executive officers do not have employment agreements, and do not have any contractual or other right to employment for any term or period of time. In addition, executive officers are only eligible for the severance pay and other benefits as provided under the company’s Executive Severance Pay Plan as shown in the table and described in the footnotes.

The table below shows information about the acceleration of option or stock awards in the event of a change in control as defined under the company’s Amended and Restated 2010 Omnibus Incentive Plan (the “2010 Plan”). The 2010 Plan contains a “double-trigger” change in control provision. Under this provision, if outstanding option or stock awards are assumed or substituted following a change in control, vesting of the option or stock awards is only accelerated in the event of involuntary termination not for cause or resignation for good reason of the team member, as those terms are defined under the 2010 Plan. This is provided that the team member’s termination of employment occurs within two years of the change in control.

Vesting of option or stock awards may also be accelerated in the event a named executive officer qualifies for retirement treatment under the terms of the award agreements and the 2010 Plan. If an executive is at least age fifty-five (55) and has five (5) or more years of service at retirement, the vesting will be accelerated on a pro-rata portion of their option or stock award based on the portion of the vesting period that was actually worked through the date of retirement. For option and stock awards granted beginning in fiscal 2017, an additional retirement provision was added. If an executive is at least age sixty (60) and has five (5) or more years of service at retirement, there is a full acceleration of vesting of the option or stock award provided that the executive gives a one-year notice of their intention to retire. This additional acceleration of vesting provision does not apply to any option or stock award granted within less than a year of retirement. The special performance-vested restricted stock units that were granted on March 21, 2017 have different retirement treatment than other stock awards. If an executive is at least age sixty (60) and has five (5) or more years of service at retirement, the vesting will be accelerated on a pro-rata portion of the award earned with performance based on the number of full months in the performance period that were actually worked through the date of retirement.

		Triggering Events

Name	Type of Payment	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Termination (No Change in Control) ($)	Involuntary Termination (Following Change in Control) (1) ($)	Death or Disability ($)
Shelly R. Ibach	Cash Severance (2)	—	—	$4,195,000	$6,285,000	—
	Option Award Acceleration (3)	$316,264	—	$316,264	$561,710	$561,710
	Stock Award Acceleration (4)	$4,360,394	—	$4,360,394	$11,428,512	$11,428,512
	Benefit Reimbursement (5)	—	—	$9,671	$9,671	—
	Executive Disability (6)	—	—	—	—	$3,847,529
	Total	$4,676,658	—	$8,881,329	$18,284,893	$15,837,751
David R. Callen	Cash Severance (2)	—	—	$759,933	$1,509,867	—
	Option Award Acceleration (3)	—	—	—	$114,770	$114,770
	Stock Award Acceleration (4)	—	—	—	$1,826,269	$1,826,269
	Benefit Reimbursement (5)	—	—	$11,436	$11,436	—
	Executive Disability (6)	—	—	—	—	$2,312,752
	Total	—	—	$771,369	$3,462,342	$4,253,791
Andrew P. Carlin	Cash Severance (2)	—	—	$782,208	$1,554,416	—
	Option Award Acceleration (3)	$69,942	—	$69,942	$132,091	$132,091
	Stock Award Acceleration (4)	$1,493,274	—	$1,493,274	$2,609,920	$2,609,920
	Benefit Reimbursement (5)	—	—	$11,189	$11,189	—
	Executive Disability (6)	—	—	—	—	$2,003,872
	Total	$1,563,216	—	$2,356,613	$4,307,616	$4,745,883
Andrea L. Bloomquist	Cash Severance (2)	—	—	$680,205	$1,350,409	—
	Option Award Acceleration (3)	—	—	—	$114,770	$114,770
	Stock Award Acceleration (4)	—	—	—	$1,775,664	$1,775,664
	Benefit Reimbursement (5)	—	—	—	—	—
	Executive Disability (6)	—	—	—	—	$2,784,440
	Total	—	—	$680,205	$3,240,843	$4,674,874
Kevin K. Brown	Cash Severance (2)	—	—	$671,836	$1,333,672	—
	Option Award Acceleration (3)	—	—	—	$81,727	$81,727
	Stock Award Acceleration (4)	—	—	—	$1,493,884	$1,493,884
	Benefit Reimbursement (5)	—	—	$11,189	$11,189	—
	Executive Disability (6)	—	—	—	—	$2,735,137
	Total	—	—	$683,025	$2,920,472	$4,310,748

(1)	The amounts payable to the named executive officers upon a change in control may be subject to reduction under Sections 280G and 4999 of the Internal Revenue Code.

(2)	Our named executive officers are participants in the company’s Executive Severance Pay Plan. Under this plan, a participant is eligible for severance pay and other benefits in the event of involuntary termination not for cause or resignation for good reason (“qualifying termination”), as those terms are defined under the plan. There is no severance pay benefit for voluntary termination or involuntary termination for cause. As a condition of receiving any severance pay under the plan, the executive must agree to a general release of claims against the company. The amount of the severance pay payable for a qualifying termination is a multiple of the sum of the executive’s annual base salary plus the target annual incentive award under AIP, as of the date of termination. For Ms. Ibach, the multiple is two times and for all other NEOs, the multiple is one times. If the qualifying termination occurs within a period starting six months before a change in control event and ending two years after a change in control event, the multiple would be as follows: For Ms. Ibach, three times; for all other NEOs, two times. In order to receive the additional severance pay for qualifying terminations after a change in control, the executive must agree to refrain from certain restricted activities for an extended period of two years after termination of employment. The plan defines restricted activities to include certain competitive and solicitation activities. Severance pay benefits are paid in a lump sum following termination of employment. The cash severance amounts shown above were calculated using annual base salary and target annual incentive for AIP in effect for each executive as of the end of fiscal 2018. Also under the plan, participants are eligible for outplacement services. The maximum value of this benefit is included in the cash severance amounts shown above. The plan does provide for a pro-rata annual incentive award under AIP for the period of the year that the participant was actively employed. The calculations for this table are as of the end of the fiscal year, which is when participants in the AIP become eligible for the full incentive award earned for that fiscal year. As a result, the table does not include any value for a pro-rata annual incentive.

(3)	The value of the acceleration of the vesting of unvested stock options held by a named executive officer is based on the difference between: (i) the fair market value of our common stock as of December 28, 2018 ($32.13), and (ii) the per share exercise price of the options held by the executive. The range of exercise prices of unvested stock options held by our named executive officers included in the table as of December 29, 2018 was $18.81 to $34.35. For voluntary termination when an executive is eligible for retirement treatment (age 55 and five or more years of service), the number of unvested stock options is prorated in valuing the acceleration of vesting.

(4)	The value of the acceleration of the vesting of stock awards held by a named executive officer is based on: (i) the number of unvested stock awards or target Performance RSUs held by the executive as of December 29, 2018, multiplied by (ii) the fair market value of our common stock on December 28, 2018 ($32.13). For voluntary termination when an executive is eligible for retirement treatment (age 55 and five or more years of service), the number of unvested stock awards or target Performance RSUs is prorated in valuing the acceleration of vesting.

(5)	For a qualifying termination under the Executive Severance Pay Plan, a named executive officer is eligible to receive a reimbursement equal to the difference in cost between the monthly COBRA premium and the monthly cost for the medical plan coverage while an active team member. The reimbursement is for as long as the executive is covered by COBRA but for a period not to exceed two years for Ms. Ibach and one year for all other NEOs.

(6)	Our named executive officers are eligible for supplemental long-term disability coverage that is paid for the company. This benefit coverage is in addition to the long-term disability coverage provided under the company’s group plan that is provided to all benefit eligible team members. The amounts shown above represent the estimated present value of the supplemental disability benefit for each named executive officer assuming that the benefit payment had commenced on December 29, 2018 and had been paid until age 65. A discount rate of 3% per year was used in the present value calculation. Note that the supplemental long-term disability coverage will no longer be provided by the company to executive officers after the end of fiscal year 2019.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following information about the relationship of the annual total compensation of our team members and the annual total compensation of our CEO. For fiscal year 2018 ending on December 29, 2018, we identified that the annual total compensation of the team member identified as the median was $52,306, and the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $4,432,704. Based on this information, the 2018 ratio of the annual total compensation of our CEO to the median annual total compensation of all team members was estimated to be 85 to 1.

The following is a summary of the methodology and assumptions used in determining the median annual total compensation of our team members for 2018:

●	We used our total active team member population as of the end of fiscal year 2018.

●	For measuring total compensation of our team members, we included base wages, incentive compensation, commissions, over-time, paid time off, and holiday pay that was actually paid to each team member during fiscal year 2018.

●	For team members included in the population that were hired during fiscal year 2018, we annualized their actual total compensation to consider that they worked for only a portion of the year.

It should be noted that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of total compensation included, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

Director Compensation

The following table summarizes the total compensation paid or earned by each of the non-employee members of our Board of Directors for the 2018 fiscal year ended December 29, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Daniel I. Alegre	$83,500	$77,807	$26,077	—	$187,384
Stephen L. Gulis, Jr.(3)	$89,500	$77,807	$26,077	$222	$193,606
Michael J. Harrison	$85,000	$77,807	$26,077	—	$188,884
Deborah L. Kilpatrick, Ph.D.(5)	$62,500	$77,807	$26,077	—	$166,384
Brenda J. Lauderback(3)	$96,000	$77,807	$26,077	—	$199,884
Barbara R. Matas (3)(4)	$90,500	$77,807	$26,077	$4,318	$198,702
Kathleen L. Nedorostek (4)	$85,000	$77,807	$26,077	—	$188,884
Vicki A. O‘Meara	$83,000	$77,807	$26,077	$2,818	$189,702
Michael A. Peel(3)	$97,000	$77,807	$26,077	—	$200,884
Jean-Michel Valette	$195,000	$77,807	$26,077	—	$298,884

(1)	Reflects the aggregate grant date fair value of 2,696 restricted stock awards granted during fiscal year 2018, computed in accordance with FASB ASC Topic 718. See Note 8, Shareholders’ Equity, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, for a discussion of the relevant assumptions used in calculating these amounts. As of December 29, 2018, the aggregate number of shares outstanding under stock awards, including restricted stock, restricted stock units and phantom stock, held by those who served as non-employee Directors during fiscal year 2018 was as follows: Mr. Alegre, 2,696 shares; Mr. Gulis, 69,582 shares; Mr. Harrison, 16,713 shares; Ms. Kilpatrick, 2,696 shares; Ms. Lauderback, 11,951 shares; Ms. Matas, 13,469 shares; Ms. Nedorostek, 17,289 shares; Ms. O’Meara, 2,696 shares; Mr. Peel, 15,202 shares, and Mr. Valette, 2,696 shares.

(2)	Reflects the aggregate grant date fair value of 2,165 stock option awards granted during fiscal year 2018, computed in accordance with FASB ASC Topic 718. See Note 8, Shareholders’ Equity, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, for a discussion of the relevant assumptions used in calculating these amounts. As of December 29, 2018, the aggregate number of stock options outstanding held by those who served as non-employee Directors during fiscal 2018 was as follows: Mr. Alegre, 13,522; Mr. Gulis, 24,397; Mr. Harrison, 16,991; Ms. Kilpatrick, 2,165; Ms. Lauderback, 24,397; Ms. Matas, 6,287; Ms. Nedorostek, 19,397; Ms. O’Meara, 6,287; Mr. Peel 30,760; and Mr. Valette, 24,397.

(3)	Under the 2010 Omnibus Incentive Plan, non-employee Directors may elect to defer receipt of any shares of the company’s common stock under an Incentive Award granted to non-employee Directors under the Plan. For fiscal 2018, the following Directors have elected to defer receipt of their 2018 Incentive Award: Mr. Gulis, 2,696 shares; Ms. Lauderback, 2,696 shares; Ms. Matas, 1,348 shares; and Mr. Peel, 2,696 shares.

(4)	Ms. Matas and Ms. Nedorostek elected to receive Director fees in the form of common stock under the company’s 2010 Omnibus Incentive Plan, and to defer receipt of such shares. The number of shares paid is determined by dividing the amount of the Director’s fees to be deferred by the fair market value per share of our common stock on the date the fees otherwise would have been payable in cash. The number of shares to be received by Ms. Matas in lieu of cash payments during fiscal 2018 is 2,595 shares and the related grant date fair value was $90,500. The number of shares to be received by Ms. Nedorostek in lieu of cash payments during fiscal 2018 is 2,501 shares and the related grant date fair value was $87,000.

(5)	Ms. Kilpatrick elected to receive a portion of Director fees in the form of common stock under the company’s 2010 Omnibus Incentive Plan. The number of shares paid is determined by dividing the amount of the Director’s fees to be received in the form of common stock by the fair market value per share of our common stock on the date the fees otherwise would have been payable in cash. The number of shares received by Ms. Kilpatrick in lieu of cash payments during fiscal 2018 was 1,376 shares and the related grant date fair value was $46,804.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(4)
Equity compensation plans approved by security holders	2,841,781	(2)	$22.64	2,335,638
Equity compensation plans not approved by security holders	None		Not applicable	None
Total	2,841,781		$22.64	2,335,638

(1)	Includes the Sleep Number Corporation 2004 Stock Incentive Plan and the Sleep Number Corporation 2010 Omnibus Incentive Plan.

(2)	This amount includes 383,181 restricted stock units, 784,881 performance-based stock units, 275,922 market-based stock units, and 75,950 phantom shares. Performance-based stock units for which the performance period has not yet been completed are shown at target. The actual number of shares to be issued under performance-based stock unit awards depends on company performance against goals.

(3)	The weighted average exercise price does not take into account the unvested restricted stock units, performance-based stock units, market-based stock units or phantom shares, which have no exercise price.

(4)	The number of shares of common stock available for issuance under the 2010 Plan is reduced by 1.15 shares for each share issued pursuant to a “full value” award or potentially issuable pursuant to a “full value” award, which are awards other than stock options or stock appreciation rights that are settled by the issuance of shares of our common stock.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (“Say-on-Pay”)

(Proposal 2)

Background

Consistent with the views expressed by shareholders at our 2017 Annual Meeting, the Board of Directors has determined to hold an advisory vote to approve executive compensation annually.

This advisory resolution, commonly referred to as “say-on-pay,” is being provided to our shareholders as required pursuant to Section 14A of the Securities Exchange Act and is non-binding on the company and the Board of Directors. However, the Board and the Management Development and Compensation Committee value the opinions of our shareholders and will carefully consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are structured to align the interests of our executive officers with the interests of our shareholders. They are designed to attract, retain, and motivate a talented management team to preserve the company’s competitive advantage in the marketplace and deliver sustainable profitable growth. Shareholders are urged to read the CD&A, which discusses in-depth how our executive compensation programs are aligned with our performance and the creation of shareholder value.

Proposal

The Board of Directors recommends that shareholders vote “For” approval of the following non-binding advisory resolution at the 2019 annual meeting:

RESOLVED, that the shareholders of Sleep Number Corporation approve, on an advisory basis, the compensation of the company’s named executive officers as described in the Compensation Discussion and Analysis, tabular disclosures and other executive compensation narrative provided in this Proxy Statement for the company’s 2019 Annual Meeting of Shareholders.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of shares necessary for a quorum, is necessary for approval of the foregoing resolution. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “For” approval of the foregoing resolution.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, systems of internal controls regarding financial matters and legal, ethical and regulatory compliance. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is available at the investor relations section of the company’s website at http://www.sleepnumber.com/sn/en/investor-relations.

The Audit Committee is currently composed of four directors, each of whom is independent as defined by the Nasdaq listing standards and SEC Rule 10A-3. Barbara R. Matas (Chair), Stephen L. Gulis, Jr. and Vicki A. O’Meara served on the Audit Committee throughout 2018 and through the date of this report. Brenda J. Lauderback served on the Audit Committee from the beginning of 2018 and through the annual meeting of shareholders in May of 2018. Deborah L. Kilpatrick, Ph.D., joined the Audit Committee upon her appointment to the Board in May of 2018 and has continued to serve on the Audit Committee through the date of this report.

Management is responsible for our company’s financial reporting processes and internal control over financial reporting. Deloitte & Touche LLP, our Independent Registered Public Accounting Firm, is responsible for auditing our company’s consolidated financial statements for the 2018 fiscal year. This audit is to be conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met in person or by telephone conference eight times during 2018. These meetings involved representatives of management, internal audit and the independent auditors. At each of its regularly scheduled quarterly meetings, the Audit Committee meets in executive session and also meets in separate executive sessions with representatives of the Independent Registered Public Accounting Firm and with the executive who leads our internal audit function.

Management represented to the Audit Committee that our company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the consolidated financial statements, together with the results of management’s assessment of the company’s internal control over financial reporting, with management and the Independent Registered Public Accounting Firm. The Audit Committee discussed with the Independent Registered Public Accounting Firm the matters required to be discussed with the auditors under Statement on Auditing Standards No. 61 “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU 380), as amended. The Independent Registered Public Accounting Firm provided the Audit Committee with written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the Independent Registered Public Accounting Firm that firm’s independence.

Based upon the Audit Committee’s discussions with management, internal audit and the Independent Registered Public Accounting Firm, and the Audit Committee’s review of the representations of management and the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 29, 2018, for filing with the Securities and Exchange Commission.

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors

Barbara R. Matas, Chair

Stephen L. Gulis, Jr.

Deborah L. Kilpatrick, Ph.D.

Vicki A. O’Meara

RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors selected Deloitte & Touche LLP (“Deloitte”) as the company’s independent registered public accounting firm (“Independent Auditors”) for the 2019 fiscal year ending December 28, 2019. Deloitte has served as our Independent Auditors since the 2010 fiscal year.

Although the Board is not required to submit the selection of Independent Auditors to shareholders for ratification, and the Board would not be bound by shareholder ratification or failure to ratify the selection, the Board wishes to submit the selection of Deloitte to serve as our Independent Auditors for the 2019 fiscal year to our shareholders for ratification consistent with best practices in corporate governance.

If shareholders do not ratify the selection of Deloitte as our Independent Auditors, the Audit Committee will reconsider whether to retain Deloitte and may determine to retain that firm or another firm without resubmitting the matter to shareholders. Even if the selection of Deloitte is ratified by shareholders, the Audit Committee may, in its discretion, direct the appointment of a different firm of Independent Auditors at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Representatives of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions from shareholders.

Audit and Other Fees

The aggregate fees billed for professional services by the Independent Auditors in 2018 and 2017 were:

	2018	2017
Audit fees (1)	$651,000	$585,805
Audit-related fees (2)	1,895	1,895
Audit and audit-related fees	652,895	$587,700
Tax fees (3)	145,697	98,182
All other fees (4)	—	33,673
Total	$798,592	$719,555

(1)	Audit fees in 2018 and 2017 include fees incurred for the annual audit and quarterly reviews of the company’s consolidated financial statements and the annual audit of the company’s internal control over financial reporting for the years ended December 29, 2018 and December 30, 2017, respectively.

(2)	These fees related to access to an online accounting research tool.

(3)	These fees are primarily for tax compliance services based on time and materials.

(4)	These fees relate to consulting services.

Under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission regarding auditor independence, the engagement of the company’s Independent Auditors to provide audit or non-audit services for the company must either be approved by the Audit Committee before the engagement or entered into pursuant to pre-approval policies and procedures established by the Audit Committee. Our Audit Committee has not established any pre-approval policies or procedures and therefore all audit or non-audit services performed for the company by the Independent Auditors must be approved in advance of the engagement by the Audit Committee. Under limited circumstances, certain de minimus non-audit services may be approved by the Audit Committee retroactively. All services provided to the company by the Independent Auditors in 2018 were approved in advance of the engagement by the Audit Committee and no non-audit services were approved retroactively by the Audit Committee pursuant to the exception for certain de minimus services described above.

Board Recommendation

The Board recommends a vote “For” ratification of the selection of Deloitte as our Independent Auditors for the 2019 fiscal year ending December 28, 2019. Unless a contrary choice is specified, proxies solicited by the Board will be voted “For” the ratification of the selection of Deloitte as Independent Auditors.

Vote Required

Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting is necessary for approval of this proposal. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “For” approval of this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, Directors and greater than 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based upon a review of the copies of such reports furnished to us during the 2018 fiscal year ended December 29, 2018 and written representations by such persons, all reports were filed on a timely basis.

Shareholder Proposals for 2019 Annual Meeting

Any shareholder proposal requested to be included in the proxy materials for the 2020 Annual Meeting of Shareholders must (i) be received by our Senior Vice President, Chief Legal and Risk Officer and Secretary on or before December 4, 2019 and (ii) satisfy all of the requirements of, and not otherwise be permitted to be excluded under, Rule 14a-8 promulgated by the SEC and our Bylaws.

Our Bylaws require advance written notice to our company of shareholder-proposed business or of a shareholder’s intention to make a nomination for Director at an annual meeting of shareholders. They also limit the business which may be conducted at any special meeting of shareholders to business brought by the Board.

Specifically, the Bylaws provide that business may be brought before an annual meeting by a shareholder only if the shareholder provides written notice to the Secretary of our company not less than 120 days prior to the first anniversary of the date that we first released or mailed our proxy materials to shareholders in connection with the preceding year’s annual meeting. Under these provisions, notice of a shareholder proposal to be presented at the 2020 Annual Meeting of Shareholders (but that is not requested to be included in the proxy materials) must be provided to the Secretary of our company on or before December 4, 2019. In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

A shareholder’s notice must set forth:

●	A description of the proposed business and the reasons for it,

●	The name and address of the shareholder making the proposal,

●	The class and number of shares of common stock owned by the shareholder, and

●	A description of any material interest of the shareholder in the proposed business.

Our Bylaws also provide that a shareholder may nominate a Director at an annual meeting only after providing advance written notice to the Secretary of our company within the time limits described above. The shareholder’s notice must set forth all information about each nominee that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee, as well as the nominee’s business and residence address. The notice must also set forth the name and record address of the shareholder making the nomination and the class and number of shares of common stock owned by that shareholder. The required procedures for a shareholder to nominate a Director are described in more detail above under the heading “Corporate Governance – Director Nominations Process.”

Other Business

Management of our company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with the best judgment on such matters.

Copies of 2018 Annual Report

We will furnish to our shareholders without charge a copy of our Annual Report on Form 10-K (without exhibits) for the 2018 fiscal year ended December 29, 2018. Any request for an Annual Report should be sent to:

Sleep Number Corporation

Investor Relations Department

1001 Third Avenue South

Minneapolis, Minnesota 55404

Householding Information

“Householding” is a program, approved by the SEC, which allows companies and intermediaries (e.g. banks and brokers or other nominees) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of shareholder proxy material to any household at which two or more shareholders reside. If you and other residents at your mailing address own shares of our common stock in a “street name,” your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any shareholder who is receiving multiple copies of these documents and would like to receive only one copy per household should contact the shareholder’s bank, broker or other nominee record holder. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

We will promptly deliver an additional copy of any of these documents to you if you call us at (763) 551-7498 or write us at the following address:

Sleep Number Corporation

Investor Relations Department

1001 Third Avenue South

Minneapolis, Minnesota 55404

Instructions for Virtual Meeting Participation

Our Annual Meeting will again be a completely virtual meeting. There will be no physical meeting location.

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/SNBR2019 and enter the 16-digit control number included on your Notice of Internet Availability of the Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may log into the meeting platform beginning at 8:15 a.m. Central Time on May 15, 2019. The meeting will begin promptly at 8:30 a.m. Central Time on May 15, 2019.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you wish to submit a question, you may do so during the meeting at www.virtualshareholdermeeting.com/SNBR2019.

Questions pertinent to meeting matters will be recognized and answered during the meeting, subject to time constraints. We reserve the right to edit or reject questions that are profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting will be available at www.virtualshareholdermeeting.com/SNBR2019. Appropriate questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted and answered online at www.ir.sleepnumber.com and be available as soon as practical after the meeting.

If you encounter any technical difficulties accessing the virtual meeting platform during the check-in process or during the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page. An international technical support number will also be listed.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock “For” the Board’s nominees and “For” each of the other proposals before you at the Annual Meeting promptly by mail, telephone, or Internet as instructed on your proxy card.

By Order of the Board of Directors

Samuel R. Hellfeld
Senior Vice President,
Chief Legal and Risk Officer and Secretary
April 2, 2019
Minneapolis, Minnesota

SLEEP NUMBER CORPORATION 1001 THIRD AVENUE SOUTH MINNEAPOLIS, MN 55404

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SNBR2019

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E66962-P16197	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SLEEP NUMBER CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors ☐	☐	☐
Nominees:

01) Michael J. Harrison
02) Shelly R. Ibach
03) Deborah L. Kilpatrick, Ph.D.
04) Barbara R. Matas

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Advisory Vote on Executive Compensation (Say-on-Pay).					☐	☐	☐

3.	Ratification of Selection of Independent Registered Public Accounting Firm.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

SLEEP NUMBER CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 15, 2019

 8:30 a.m. Local Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

 The Combined Document is available at www.proxyvote.com.

E66963-P16197

Sleep Number Corporation 1001 Third Avenue South Minneapolis, MN 55404

This proxy is solicited by the Board of Directors of Sleep Number Corporation for use at the Annual Meeting of Shareholders to be held on May 15, 2019.

The undersigned hereby appoints Shelly R. Ibach and Samuel R. Hellfeld (collectively, the “Proxies”), and each of them, with full power of substitution, as Proxies, to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Sleep Number Corporation to be held on May 15, 2019, at 8:30 a.m. Local Time, and at any adjournment or postponement thereof. Such shares will be voted as directed with respect to the proposals listed on the reverse side hereof and, in the Proxies’ discretion, as to any other matter that may properly come before the meeting or at any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED ON THE REVERSE SIDE, “FOR” PROPOSALS 2 AND 3, SET FORTH ON THE REVERSE SIDE, and in the discretion of management with respect to such other business as may properly come before the meeting or any adjournment thereof.

See reverse for voting instructions.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 15, 2019.

Meeting Information
SLEEP NUMBER CORPORATION	Meeting Type: For holders as of:	Annual Meeting March 20, 2019
Date: May 15, 2019 Time: 8:30 AM Local Time
Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/SNBR2019.
The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/SNBR2019 and be sure to have the information that is printed in the box marked by the arrow (located on the following page).

SLEEP NUMBER CORPORATION 1001 THIRD AVENUE SOUTH MINNEAPOLIS, MN 55404

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E66987-P16197

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

COMBINED DOCUMENT

How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1)	BY INTERNET:	www.proxyvote.com
2)	BY TELEPHONE:	1-800-579-1639
3)	BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 1, 2019 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote By Internet:

Before The Meeting:

Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow  (located on the following page) available and follow the instructions.

During The Meeting:

Go to www.virtualshareholdermeeting.com/SNBR2019. Have the information that is printed in the box marked by the arrow  (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E66988-P16197

Voting Items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees:

01)	Michael J. Harrison
02)	Shelly R. Ibach
03)	Deborah L. Kilpatrick, Ph.D.
04)	Barbara R. Matas

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	Advisory Vote on Executive Compensation (Say-on-Pay).

3.	Ratification of Selection of Independent Registered Public Accounting Firm.

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

E66989-P16197